PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is dated as of July 8, 2005 by and among STAGECOACH HOLDING, LLC, a Delaware limited liability company (“Stagecoach I”), STAGECOACH ENERGY, LLC, a Delaware limited liability company (“Stagecoach Energy”), STAGECOACH HOLDING II, LLC, a Delaware limited liability company (“Stagecoach II,” and, together with Stagecoach I and Stagecoach Energy, the “Sellers”; each a “Seller”), INERGY ACQUISITION COMPANY, LLC, a Delaware limited liability company (“Inergy Acquisition”), INERGY STORAGE, INC., a Delaware corporation (“Inergy Storage”) and INERGY STAGECOACH II, LLC, a Delaware limited liability company (“Inergy Stagecoach II,” and, together with Inergy Acquisition and Inergy Storage, the “Purchasers”), and relates to the purchase and sale of the Purchased Assets (as defined below). In addition, solely for purposes of Sections 7.11 and 7.12 and Articles I and XIII, Inergy, L.P., a Delaware limited partnership (the “MLP”), is a party to this Agreement; and solely for purposes of Sections 7.4 and 7.13 and Articles I and XIII, Tioga Holding, LLC, a Delaware limited liability company (“Tioga I”), Tioga Holding II, LLC, a Delaware limited liability company (“Tioga II”) and eCORP, LLC, a Delaware limited liability company (“eCORP”); and solely for purposes of Sections 7.4, 7.13(a) and 7.17 and Articles I and XIII, AIG Highstar Capital, L.P., a Delaware limited partnership (“Highstar”), are each parties to this Agreement.

WHEREAS, Stagecoach I is engaged in the operation, marketing and ownership of a high-deliverability, natural gas storage facility on a site located in Tioga County, New York making use of substantially depleted reservoirs known as the Barnhart-Owen pool and the Widell-Campbell pool (including the structure in which the Racht pool is located) (“Phase I”) through Stagecoach I’s ownership of ninety-nine percent (99%) of all of the equity interests in each of (i) Central New York Oil And Gas Company, L.L.C., a New York limited liability company (“CNYOG”), and (ii) eCorp Marketing, LLC, a Delaware limited liability company (“Marketing,” and together with CNYOG, the “Companies”; each a “Company”);

WHEREAS, Stagecoach Energy owns the remaining one percent (1%) of all of the equity interests in both of the Companies;

WHEREAS, Stagecoach II is engaged in the development of a high-deliverability, natural gas storage facility on a site located in Bradford County, Pennsylvania that will make use of a substantially depleted reservoir known as the Lidell pool and at least three smaller reservoirs located northeast of the Lidell pool in Tioga County, New York (“Phase II”) and Stagecoach II has acquired certain assets in furtherance thereof; and

WHEREAS, subject to the terms and conditions set forth herein, (i) Stagecoach I desires to sell and Inergy Acquisition desires to purchase a 99.00% membership interest in both of the Companies, (ii) Stagecoach Energy desires to sell and Inergy Acquisition desires to purchase a 1% member interest in Marketing and a 0.9% membership interest in CNYOG, (iii) Stagecoach Energy desires to sell and Inergy Storage desires to purchase a 0.1% member interest in CNYOG and (iv) Stagecoach II desires to sell and Inergy Stagecoach II desires to purchase all of Stagecoach II’s right, title and interest in and to certain assets and assume certain obligations of Stagecoach II relating to Phase II.

NOW, THEREFORE, in consideration of the mutual covenants and obligations of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions. When used in this Agreement, the following capitalized terms have the respective meanings specified below (such meanings to be equally applicable to both the singular and plural forms of the terms defined), unless the context otherwise clearly requires.

“2003 Balance Sheet” has the meaning assigned to such term in Section 5.5(a).

“2004 Balance Sheet” has the meaning assigned to such term in Section 5.5(a).

“Administaff” means Administaff Companies II, L.P., a Delaware limited partnership engaged in the business of employee leasing.

“Action” means any lawsuit, claim, demand, action, proceeding, investigation, hearing, charge, complaint or notice of noncompliance by or before any Governmental Authority, mediator or arbitrator.

“Actual Working Capital” has the meaning assigned to such term in Section 2.3(a).

“Affiliate” has the meaning assigned to such term in Rule 405 of the Securities Act. With respect to Highstar, whenever used herein with the exception of Section 11.3 the term “Affiliate” does not include any Person upstream of Highstar or any Person that is an “Affiliate” of any such upstream Person that is not also a downstream “Affiliate” of Highstar.

“Agreement” means this Purchase Agreement, as amended from time to time by the parties, together with all of its schedules and exhibits.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assumed Liabilities” has the meaning assigned to such term in Section 2.1(e).

“Audited Balance Sheet” has the meaning assigned to such term in Section 5.5(a).

“Base Gas Lease” means the Base Gas Lease Agreement, dated as of January 9, 2002, between NJRES and CNYOG.

“Basic Documents” means, collectively, this Agreement and any and all other agreements or instruments executed and delivered in connection with and as expressly provided for in this Agreement by the Purchasers, any Seller, or any Subsidiary or Affiliate of any of them on even date herewith, or any amendments, supplements, continuations, extensions, renewals or modifications thereto.

“Belden & Blake Agreement” means the Stagecoach Storage Field Agreement between Natural Gas Storage Corporation of North America (predecessor to eCORP) and Belden & Blake Corporation, dated November 26, 1997, as amended pursuant to the Amendment to Stagecoach Storage Field Agreement, dated December 16, 1998, and as further amended pursuant to the letter agreement dated April 12, 2005.

“Books and Records” has the meaning assigned to such term in Section 7.9.

“Breach Notice” has the meaning assigned to such term in Section 7.20(a).

“Business Day” means any day, other than a Saturday, Sunday or a day on which commercial banks located in New York City are authorized or required by Law to close.

“Business Records” has the meaning assigned to such term in Section 7.9.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of, or rights, warrants, or options to purchase, corporate stock or any other “equity security” (as such term is defined in Rule 405 of the Securities Act) of, or in such Person.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.

“Claims Period” means the applicable periods during which claims for indemnification may be asserted under Article XI of this Agreement by an Indemnified Party.

“Closing” has the meaning assigned to such term in Section 2.6.

“Closing Date” has the meaning assigned to such term in Section 2.6.

“Closing Date Balance Sheet” has the meaning assigned to such term in Section 2.3(a).

“CNYOG” has the meaning assigned to such term in the first recital to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Company” and “Companies” have the meanings assigned to such terms in the first recital to this Agreement.

“Company Guaranty” means the Guaranty, dated February 23, 2004, by Stagecoach I in favor of TGPL relating to certain TGPL firm gas transportation services and associated obligations, formerly guaranteed by New Jersey Resources on behalf of Marketing and CNYOG.

“Confidential Information” has the meaning assigned to such term in Section 7.17(d).

“Contracts and Other Agreements” means all contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, subleases, mortgages, deeds of trust, franchises, licenses, commitments or binding arrangements, express or implied, oral or written.

“Continuation Coverage” has the meaning assigned to such term in Section 7.6(c).

“Continuing Employee” has the meaning assigned to such term in Section 7.6(a).

“Customer Gas Amount” has the meaning assigned to such term in Section 5.27(a).

“Deemed Employee” has the meaning assigned to such term in Section 5.13.

“Disclosing Party” has the meaning assigned to such term in Section 7.17(d).

“Dollars” or “$” means the lawful currency of the United States.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“eCORP” has the meaning assigned to such term in the preamble to this Agreement.

“eCORP New York” means eCORP New York, LLC, a New York limited liability company engaged in the business of employee leasing.

“eCORP Seller Guarantors” means Tioga I, Tioga II and eCORP.

“eCORP Texas” means eCorp Texas, LLC, a Texas limited liability company.

“Employee Benefit Plan” has the meaning assigned to such term in Section 5.15(a).

“Employee Leasing Companies” means eCORP New York, eCORP Texas and Administaff.

“Environmental Claims” means any and all Actions relating in any way to any Environmental Laws or any Permit issued under any Environmental Laws, including (i) any and all Actions for enforcement of Environmental Laws and (ii) any and all Actions seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief (including, cleanup, removal, response or remediation) or other Actions resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment, personal property or real property.

“Environmental Laws” means all federal, state and local Laws pertaining to (i) the protection of the environment, including natural resources and wildlife, and surface water and groundwater, (ii) the generation, treatment, storage, disposal or arrangement for disposal or treatment of any Hazardous Substances or (iii) pollution (including any Release to air, land, surface water or groundwater), and includes CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq., the Clean Air Act of 1966, as amended, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. 2601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. App. § 1801 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001, et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” has the meaning assigned to such term in Section 2.2(b)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Existing Loan Documents” means the “Loan Documents” as defined in the Construction and Term Loan Agreement, dated as of January 9, 2002, among the Companies, the lenders named therein, and WestLB as administrative agent and as collateral agent, as such agreements are in effect on the date hereof or hereafter amended, together with all agreements, documents and instruments executed in connection with such agreements.

“FERC” means the United States Federal Energy Regulatory Commission.

“GAAP” means United States generally accepted accounting principles as in effect from time to time and consistently applied.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity, and including any governmental body administering, regulating or having general oversight over the businesses of the Companies or Stagecoach II or any of the Purchased Assets.

“Hazardous Substances” has the meaning assigned to such term in CERCLA § 101(14), 42 U.S.C. § 9601(14).

“Highstar” has the meaning assigned to such term in the preamble to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed (including any Capital Lease) by a Company, or any contingent liability for any guaranty by a Company of any obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Company and any property as security for any such liability, guaranty or obligation) whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement.

“Indemnified Party” has the meaning assigned to such term in Section 11.6.

“Indemnifying Party” has the meaning assigned to such term in Section 11.6.

“Inergy Acquisition” has the meaning assigned to such term in the preamble to this Agreement.

“Inergy Stagecoach II” has the meaning assigned to such term in the preamble to this Agreement.

“Inergy Storage” has the meaning assigned to such term in the preamble to this Agreement.

“Insurance Coverage Actions” means the following Action and any additional Action relating thereto (whether instituted before or after the Closing): Great American Insurance Companies v. Central New York Oil And Gas Company, LLC, U.S. District Court, Western District of Oklahoma, Case No. CIV-03-0618-T, Filed May 6, 2003.

“Inter-company Litigation” has the meaning given the term “Litigation” in the Settlement Agreement.

“Inventory Management Agreement” means the Letter Agreement-Release of Firm Storage Services dated September 18, 2003, between Marketing and NJRES.

“Inventory Rollover Agreement” means the Capacity Release Termination, Release, and Replacement Agreement, dated March 16, 2005, between NJRES and Marketing relating to the Inventory Management Agreement.

“Knowledge” or “Known” with respect to Stagecoach I, Stagecoach Energy or Stagecoach II encompasses all facts and information that are within the actual knowledge of the individuals listed on Schedule 1.1(a), and with respect to the Purchasers encompasses all facts and information that are within the actual knowledge of David G. Dehaemers, Jr. or William R. Moler.

“Law” means any statute, law, rule, regulation, ordinance or decree of any Governmental Authority.

“Leased Real Property” has the meaning assigned to such term in Section 5.7(c).

“Leases” has the meaning assigned to such term in Section 5.7(c).

“Liens” means liens, security interests, pledges, options, rights of first refusal, easements, mortgages, charges, indentures, deeds of trust, rights of way, encroachments, licenses, leases, security agreements, or any other encumbrances, and other restrictions and limitations of a similar nature, on the use of real, personal or mixed property.

“Loss” has the meaning assigned to such term in Section 11.2(a).

“Marketing” has the meaning assigned to such term in the first recital to this Agreement.

“Marketing Agreement” means the Amended and Restated Natural Gas Storage Marketing and Management Agreement, dated as of January 9, 2002, between NJRES and Marketing.

“Material Contract” means any Contracts and Other Agreements if any one or more of the following applies: (i) it involves, or may reasonably be expected to involve, the payment or receipt of $250,000 or more (whether in cash or in goods or services of an equivalent value) over its term or $100,000 during any one year, (ii) it imposes any material restrictions on the conduct of the business of a Company or Stagecoach II, as applicable, including any non-competition agreement or territorial restriction, (iii) it involves (a) the future purchase or sale of natural gas by a Company or Stagecoach II at a fixed price, (b) any hedge arrangement relating to natural gas, or (c) any other derivative financial instrument relating to natural gas, (iv) it is a collective bargaining or other labor union contract, or (v) it provides for any severance, retention, change in control or other similar payments to be made to any employee or consultant.

“Minimum Working Capital Amount” has the meaning assigned to such term in Section 2.3(a).

“MLP” has the meaning assigned to such term in the preamble to this Agreement.

“Native Gas” means any non-recoverable natural gas remaining in the Widell-Campbell pool and the Barnhart-Owen pool that has not been injected into such pools as a part of the conversion of such pools to gas storage reservoirs or subsequent to such conversion.

“Neutral Auditors” has the meaning assigned to such term in Section 2.3(b).

“New Jersey Resources” means New Jersey Resources Corporation, a New Jersey corporation.

“NJRES” means NJR Energy Services Company, a New Jersey corporation.

“NJRES Agreements” means (i) the Marketing Agreement, (ii) the Base Gas Lease, (iii) the Consent and Subordination Agreement, dated as of January 9, 2002, among NJRES, CNYOG, Marketing and WestLB, (iv) the Consent and Agreement, dated as of January 9, 2002, among New Jersey Resources, CNYOG, Marketing and WestLB, (v) the Guaranty Agreement, dated as of January 9, 2002, by New Jersey Resources in favor of Marketing, (vi) the Inventory Management Agreement, (vii) the FSS Service Agreement, dated November 26, 2003, between CNYOG and NJRES, (viii) the Guaranty Agreement, dated August 1, 1999, between TGPL and New Jersey Resources, (ix) the Transportation Capacity Release Agreement, dated as of January 9, 2002, between NJRES and Marketing, and (x) all other Contracts and Other Agreements between or among CNYOG, Marketing, New Jersey Resources or NJRES, including any agreements relating to firm or interruptible storage, injection and withdrawal services (a.k.a. FSS and ISS Service Agreements), whether set forth in any tariff or otherwise, except that the term “NJRES Agreements” does not include (a) the NUI Letter Agreement, (b) the Inventory Rollover

Agreement, (c) the Settlement Agreement, (d) the mutual releases delivered by various parties pursuant to Section 9.a. of the Settlement Agreement, and (e) the stipulations of dismissal delivered by the various parties pursuant to Section 9.a. of the Settlement Agreement.

“Non-Income Taxes” means any Taxes other than (i) Taxes based upon or computed with reference to net or gross income or (ii) Taxes calculated in whole or in part based on gross receipts or net revenues.

“NUI Letter Agreement” means the letter agreement, dated March 15, 2005, between NJRES and Marketing relating to the existing term sheet with NUI Utilities, Inc.

“NYSEG Dispute” means the facts associated with the dispute between CNYOG and the New York State Electric & Gas Corporation relating to the appropriate rate (including the applicable rate discount) to be charged for power at the Phase I Facilities, and any Actions relating thereto or arising therefrom, including the complaint filed with the New York State Public Service Commission by CNYOG against the New York State Electric & Gas Corporation requesting a declaratory ruling.

“Owned Personal Property” has the meaning assigned to such term in Section 5.7(a).

“Owned Real Property” has the meaning assigned to such term in Section 5.7(b).

“Permits” means licenses, certificates, permits, franchises and other authorizations from Governmental Authorities.

“Permitted Liens” means (i) Liens for Taxes or other governmental charges or assessments not yet due and payable or for which the taxpayer is contesting in good faith through appropriate proceedings, all of which have been appropriately reserved in accordance with GAAP, all of which will be paid pursuant to Article VIII, (ii) purchase money liens and Liens securing rental payments under Capital Lease arrangements, all of which will be fully paid and released prior to the Closing, (iii) all exceptions set forth in the Title Commitment relating exclusively to easements, rights-of-way, survey matters, leases, declarations and reservations, (iv) zoning, planning, entitlement, conservation restriction and other land use and environmental regulations of any Governmental Authority, none of which, individually or in the aggregate interfere in any material respect with the present use or occupancy of the affected parcel by the Companies or Stagecoach II, as the case may be, (v) all exceptions, restrictions, easements, charges, rights-of-way and monetary and non-monetary encumbrances set forth in any Permit listed on Schedule 1.1(b), (vi) Liens arising pursuant to the terms of the Existing Loan Documents, all of which will be fully paid and released prior to Closing, (vii) mechanic’s, materialmen’s, workers’, carriers’, repairman’s, contractors’ and other similar Liens relating to activities occurring prior to the Closing (including the supply of any labor or materials), and (viii) Liens by NJRES to the extent secured by the Base Gas Lease, the NUI Letter Agreement or the Inventory Rollover Agreement.

“Person” means an individual, a partnership, a limited partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization, a Governmental Authority or department or agency thereof or any other entity however constituted.

“Phase I” has the meaning assigned to such term in the first recital to this Agreement.

“Phase I Facilities” means those facilities, including storage and observation wells, drilled in the Barnhart-Owen and Widell-Campbell pools of the Stagecoach field all located in Tioga County, New York, along with field gathering pipelines, meterhouses and facilities, a central compressor and gas processing facility, electric substation and 115 kV electric transmission facility.

“Phase I Retained Liabilities” means (i) all liabilities or financial obligations of the Companies associated with the Inter-company Litigation that involve the payment of money, (ii) all liabilities or obligations associated with all matters disclosed in Schedules 3.5 or 5.11 (except for liabilities or obligations of the Companies associated with ad valorem taxes and property taxes, such Taxes being subject to Article VIII), (iii) all liabilities or financial obligations associated with the NJRES Agreements (including their termination and winding-up) that involve the payment of money, except for those liabilities or financial obligations of the Companies arising on or after the Closing under the NUI Letter Agreement or the Inventory Rollover Agreement, (iv) all liabilities or financial obligations associated with the Contracts and Other Agreements that are listed on Schedule 9.11(d) (including their termination and winding-up) that involve the payment of money, (v) all liabilities or obligations associated with SNC-Lavalin Corporation, PPPSNCL-Stagecoach Joint Venture, Matco Electric Corporation, Pipeline Power Partners, L.P. or any of their respective Affiliates (other than any of the Sellers, the Companies or Stagecoach II that are considered to be such an Affiliate, if any), (vi) all liabilities or obligations associated with Mid-Continent Casualty Company or its Affiliates, including those related to the Insurance Coverage Actions, (vii) all liabilities or obligations associated with or arising from the Liens listed on Schedule 5.7(b), and (viii) all liability for payments in satisfaction of the liabilities or obligations constituting Permitted Liens with respect to the Stagecoach I Assets or any assets or properties of any Company pursuant to clauses (i) (other than Liens for Taxes or other governmental charges or assessments not yet due and payable, such Taxes being subject to Article VIII), (ii), (vi) and (vii) (to the extent such liabilities or obligations are not included as liabilities in the methodology set forth in Section 2.3(a)) of the definition of “Permitted Liens.”

“Phase II” has the meaning assigned to such term in the third recital to this Agreement.

“Phase II Contracts” means the Contracts and Other Agreements listed on Schedule 1.1(c).

“Phase II Retained Liabilities” means (i) all liabilities or obligations of Stagecoach II, whether occurring or existing prior or subsequent to the Closing Date, whether known, unknown, absolute, accrued, contingent or otherwise, except for the Assumed Liabilities, (ii) all liabilities or obligations of Stagecoach II associated with the Inter-company Litigation, (iii) all liabilities or obligations associated with the Actions set forth in Schedule 4.6, and (iv) all liability for payments in satisfaction of the liabilities or obligations constituting Permitted Liens with respect to the Stagecoach II Assets pursuant to clauses (i), (ii), (vi) and (vii) of the definition of “Permitted Liens.”

“Pre-Closing Period” has the meaning assigned to such term in Section 8.2(b).

“Pre-Closing Straddle Period” has the meaning assigned to such term in Section 8.1(c)(i).

“Project Material Adverse Effect” means, with respect to a Company or Stagecoach II (i) any material and adverse effect on the assets, liabilities (other than liabilities that are included as such in the Closing Date Balance Sheet), condition (financial or otherwise), business, operations or affairs of a Company or Stagecoach II or the inability of a Company or Stagecoach II to carry out its business as currently being conducted by it as of the date hereof or the Closing Date, (ii) any material and adverse effect on the ability of a Company or Stagecoach II to meet its obligations under the Basic Documents on a timely basis, or (iii) any material and adverse effect on the ability of a Company or Stagecoach II to consummate the transactions under the Basic Documents; provided that in each case any effect that results in or is reasonably likely to result in, directly or indirectly, singly or in the aggregate with any other effect, any damage, loss, cost, obligation, demand, claim, assessment, judgment, liability or expense in excess of $2,000,000 shall, for purposes of this definition, be deemed to constitute a “material and adverse effect”; except in each case as a result of (a) any effect resulting from changes in the international, national or regional markets for natural gas or gas storage generally and which changes do not have a disproportionate affect on the Companies, Stagecoach II or the Purchased Assets, (b) any effect resulting from changes in the national or regional natural gas pipeline, storage or distribution system markets generally and which changes do not have a disproportionate affect on the Companies or the Purchased Assets, (c) any effect resulting from changes in Laws, including any general change in the amount or structure of rates or tariffs applicable to natural gas storage facilities, and which changes do not have a disproportionate affect on the Companies or the Purchased Assets, (d) any effect resulting from changes in economic, regulatory or political conditions generally or (e) any effect resulting from changes in weather conditions affecting the Purchased Assets or the businesses of the Companies or Stagecoach II.

“Property” means any real property, fixtures and improvements owned (directly or indirectly, beneficially or otherwise), leased, used, operated or occupied.

“Proprietary Information” has the meaning assigned to such term in Section 5.16(a).

“Purchase Price” has the meaning assigned to such term in Section 2.2(b).

“Purchased Assets” means the Stagecoach I Assets and the Stagecoach II Assets and the right to use the “Stagecoach” name or mark.

“Purchasers” has the meaning assigned to such term in the preamble to this Agreement.

“Purchaser Indemnitees” has the meaning assigned to such term in Section 11.2(a).

“Purchaser Information” has the meaning assigned to such term in Section 7.17(a).

“Purchaser Material Adverse Effect” means, with respect to the Purchasers, any material and adverse effect on (i) the ability of the Purchasers to meet the Purchaser Obligations under the Basic Documents on a timely basis or (ii) the ability of the Purchasers to consummate the transactions under the Basic Documents.

“Purchaser Obligations” means any and all amounts, liabilities and obligations owing from time to time by the Purchasers to a Seller pursuant to any of the Basic Documents, whether such amounts, liabilities or obligations be liquidated or unliquidated, now existing or hereafter arising, absolute or contingent.

“Receiving Party” has the meaning assigned to such term in Section 7.17(d).

“Release” means the active or passive disposing, discharging, injecting, spilling, leaking, leaching, pumping, pouring, dumping, emitting, escaping, migrating from, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment, whether intentional or unintentional.

“Resolution Period” has the meaning assigned to such term in Section 2.3(b).

“Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Seller” and “Sellers” have the meanings assigned to such terms in the preamble to this Agreement.

“Seller Indemnitees” has the meaning assigned to such term in Section 11.3.

“Seller Information” has the meaning assigned to such term in Section 7.17(b).

“Seller Material Adverse Effect” means, with respect to the Sellers, any material and adverse effect on (i) the ability of the Sellers to meet the Seller Obligations under the Basic Documents on a timely basis or (ii) the ability of the Sellers to consummate the transactions under the Basic Documents; except in each case as a result of any materially adverse change in or effect on the Stagecoach I Assets or the Stagecoach II Assets, as applicable, or the business of such Seller that is cured (including by the payment of money) by such Seller before the Closing.

“Seller Obligations” means any and all amounts, liabilities and obligations owing from time to time by a Seller to a Purchaser pursuant to any of the Basic Documents, whether such amounts, liabilities or obligations be liquidated or unliquidated, now existing or hereafter arising, absolute or contingent.

“Seller Related Party” means any one or more of the following: (i) any Seller; (ii) any Affiliate of a Seller; (iii) Tioga I; (iv) Tioga II; (v) eCORP; (vi) Stagecoach Investments LLC, a Delaware limited liability company; (vii) eCorp. Energy Marketing, LLC, a Texas limited liability company; (viii) Pipeline Power Partners, L.P., a Delaware limited partnership; (ix) Texas ePARTNERS LLC, a Texas limited liability company; (x) Texas ePARTNERS I, LP, a Texas limited partnership; (xi) Columbia Ventures Corporation, a Washington corporation;

(xii) eCORP Holding, LLC, a Nevada limited liability company; (xiii) Stagecoach Virginia, L.L.C., a Virginia limited liability company; (xiv) eCORP Operating, LLC, a Nevada limited liability company; (xv) eCORP New York; (xvi) eCORP Texas; (xvii) Twin Tier Holding, LLC, a Nevada limited liability company; (xviii) Stagecoach Gas Storage; (xix) John F. Thrash; (xx) G.S. Clifton; (xxi) Jay C. Jimerson; (xxii) John J. Morozuk; (xxiii) Robert R. Voorhees, Jr.; and (xxiv) any Person in which any of the following Persons is, directly or indirectly, an owner or participant: John F. Thrash, G.S. Clifton, Jay C. Jimerson, John J. Morozuk or Robert R. Voorhees, Jr.

“Settlement Agreement” means the Settlement Agreement, dated March 16, 2005, among the Sellers, the Companies, the eCORP Seller Guarantors, Highstar and the other parties thereto, as amended by the Letter Agreement, dated as of March 31, 2005, as amended by the Amendment to Release and Settlement Agreement, dated as of April 27, 2005, pursuant to which the parties extended the purchase and sale agreement execution date to June 15, 2005 and the closing date to July 31, 2005, as further amended by the Second Amendment to Release and Settlement Agreement, dated June 3, 2005, pursuant to which the parties extended the purchase and sale agreement execution date to June 30, 2005, and as further amended by the Third Amendment to Release and Settlement Agreement, dated as of July 8, 2005, pursuant to which the parties extended the purchase and sale agreement execution date to July 8, 2005 and the closing date to August 1, 2005 (unless there is a delay relating to the filings under the HSR Act, in which case the closing date is extended to August 31, 2005).

“Stagecoach Energy” has the meaning assigned to such term in the preamble to this Agreement.

“Stagecoach Gas Storage” means Stagecoach Gas Storage, LLC, a Nevada limited liability company.

“Stagecoach I” has the meaning assigned to such term in the preamble to this Agreement.

“Stagecoach I Assets” means all of the issued and outstanding limited liability company interests in both of the Companies, including all right, title and interest of the Sellers as members in the Companies under applicable Law, under the Companies’ respective certificates of formation and limited liability company agreements, and otherwise, including all of the Sellers’ percentage interest (being 100%) and capital accounts in the Companies, and all economic, voting, consensual and other rights relating thereto, but, for the avoidance of doubt, does not include the Stagecoach I Excluded Assets owned by the Companies.

“Stagecoach I Excluded Assets” means the following assets: (i) any Action or rights to Action against Mid-Continent Casualty Company or its Affiliates for recovery of certain environmental clean-up or pollution prevention costs incurred by or on behalf of the Companies prior to the Closing in connection with Wells 6A, B8 and W5 (which are the subject of the Insurance Coverage Actions); and (ii) those assets listed on Schedule 1.1(d)-1.

“Stagecoach I Purchase Price” has the meaning assigned to such term in Section 2.2(a).

“Stagecoach II” has the meaning assigned to such term in the preamble to this Agreement.

“Stagecoach II Assets” means all right, title and interest of Stagecoach II in, to and under the Phase II Contracts and the Books and Records of Stagecoach II; but excluding the Stagecoach II Excluded Assets.

“Stagecoach II Excluded Assets” means the assets listed on Schedule 1.1(d)-2, which assets are being retained by Stagecoach II and are not being sold, transferred or assigned to Inergy Stagecoach II hereunder.

“Stagecoach II Purchase Price” has the meaning assigned to such term in Section 2.2(b).

“Straddle Period” has the meaning assigned to such term in Section 8.1(c).

“Stub Period Income Tax Returns” has the meaning assigned to such term in Section 8.1(a).

“Subsidiary” has the meaning assigned to such term in Rule 405 of the Securities Act.

“Tax” or “Taxes” means all taxes, levies or other similar governmental charges including all federal, state, local, and foreign income, corporation, gross receipts, value-added, goods and services, license, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, ad valorem, excise, severance, windfall profits, stamp, license, payroll, withholding, social security and other taxes (whether payable directly or by withholding and whether or not requiring the filing of a Return), and all estimated taxes, additions to tax, and penalties and interest imposed thereon or with respect thereto.

“Tax Claim” has the meaning assigned to such term in Section 11.2(a)(iii).

“Technical Records” has the meaning assigned to such term in Section 7.9.

“Termination Date” has the meaning assigned to such term in Section 12.1(b).

“TGPL” means Tennessee Gas Pipeline Company, a Delaware corporation.

“Third Party Claim” has the meaning assigned to such term in Section 11.6.

“Tioga I” has the meaning assigned to such term in the preamble to this Agreement.

“Tioga II” has the meaning assigned to such term in the preamble to this Agreement.

“Title Commitment” means the Certificate of Title issued by Title Associates Inc., a Division of Stewart Title Insurance Company, Title No. TA#05(00)048, effective date: January 19, 2005.

“West LB” means WestDeutsche Landesbank Girozentrale, New York Branch.

Section 1.2. Miscellaneous Definitions and Conventions. Except as otherwise expressly provided in this Agreement or required by the context, for purposes of this Agreement, (i) any capitalized term defined herein by reference to another instrument or document shall continue to have the same meaning ascribed thereto whether or not such other instrument or document remains in effect, (ii) words importing the singular include the plural and vice versa, and words importing a gender include any gender, (iii) any reference to any agreement (including this Agreement) or contract includes all schedules, exhibits and appendices thereto and also refers to such agreement or contract as duly amended, supplemented, otherwise modified or replaced in accordance with its terms or the terms hereof prior to the Closing Date, provided, however, that this rule of interpretation does not apply to references to the documents in the schedules, (iv) any reference herein to a Person includes his or its heirs, personal representatives, successors and permitted assigns hereunder, (v) any reference herein to an Article, Section, Exhibit, Schedule or Appendix is to an Article, Section, Exhibit, Schedule or Appendix to this Agreement and (vi) any matter disclosed on any schedule referred to in this Agreement is deemed to have also been disclosed on any other applicable schedule calling for such information or disclosure and shall be deemed incorporated in all such schedules notwithstanding the absence of specific cross references thereto provided that the relevant facts are set forth in reasonable detail in the schedule in which such matter is disclosed and in such manner that it should reasonably be understood by the receiving party that such disclosure also applied to such other schedules. Examples used in this Agreement are not to be construed to limit, expressly or by implication, the matter they illustrate. The word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision, unless expressly so limited. The word “or” is disjunctive but not necessarily exclusive. All references to agreements or Laws are deemed to refer to such agreements or Laws as amended or as in effect at the applicable time.

ARTICLE II.

SALE AND PURCHASE

Section 2.1. Sale and Purchase of the Purchased Assets.

(a) Subject to the terms and conditions set forth in this Agreement, Stagecoach I shall sell, assign, transfer, convey and deliver to Inergy Acquisition at the Closing free and clear of all Liens and without any condition or restriction on transferability except for those conditions or restrictions on transferability imposed by Law, and Inergy Acquisition shall purchase at the Closing, all right, title and interest in and to Stagecoach I’s interest in the Stagecoach I Assets.

(b) Subject to the terms and conditions set forth in this Agreement, Stagecoach Energy shall sell, assign, transfer, convey and deliver to Inergy Acquisition at the Closing free and clear of all Liens and without any condition or restriction on transferability except for those conditions or restrictions on transferability imposed by Law, and Inergy Acquisition shall purchase at the Closing, a 1% member interest in Marketing and a 0.9% membership interest in CNYOG.

(c) Subject to the terms and conditions set forth in this Agreement, Stagecoach Energy shall sell, assign, transfer, convey and deliver to Inergy Storage at the Closing free and clear of all Liens and without any condition or restriction on transferability except for those conditions or restrictions on transferability imposed by Law, and Inergy Storage shall purchase at the Closing, a 0.1% membership interest in CNYOG.

(d) Subject to the terms and conditions set forth in this Agreement, Stagecoach II shall sell, assign, transfer, convey and deliver to Inergy Stagecoach II at the Closing free and clear of all Liens other than Permitted Liens, and Inergy Stagecoach II shall purchase at the Closing, all of the Stagecoach II Assets.

(e) Except for those liabilities and obligations that first accrue under the Phase II Contracts on and after the Closing Date and that Inergy Stagecoach II has expressly agreed to assume pursuant to the terms of the Assignment and Assumption and Bill of Sale Agreement in the form attached as Exhibit 2.6(a)(iii) (collectively, the “Assumed Liabilities”), the Purchasers do not assume or agree to assume any of the liabilities or obligations of Stagecoach II, whether existing or arising on or prior or subsequent to the Closing Date (whether known, unknown, absolute, accrued, contingent or otherwise).

Section 2.2. Purchase Price.

(a) The purchase price to be paid by Inergy Acquisition and Inergy Storage to Stagecoach I and Stagecoach Energy for the Stagecoach I Assets is One Hundred Eighty-Eight Million Eight Hundred Ninety Thousand Dollars ($188,890,000) (the “Stagecoach I Purchase Price”), payable on the Closing Date as follows:

(i) $187,001,100 to Stagecoach I by wire transfer of immediately available funds to the accounts and in the amounts specified on Schedule 2.2(a)(i) in exchange for its interest in the Stagecoach I Assets; and

(ii) $1,888,900 to Stagecoach Energy by wire transfer of immediately available funds to the accounts and in the amounts specified on Schedule 2.2(a)(ii) in exchange for its interest in the Stagecoach I Assets.

(b) The purchase price to be paid by Inergy Stagecoach II to Stagecoach II for the Stagecoach II Assets is Twenty-Five Million Dollars ($25,000,000) (the “Stagecoach II Purchase Price”, and together with the Stagecoach I Purchase Price, the “Purchase Price”) payable on the Closing Date as follows:

(i) $15,000,000 to Stagecoach II by wire transfer of immediately available funds to the accounts and in the amounts specified on Schedule 2.2(b)(i); and

(ii) $10,000,000 to U.S. Bank National Association (the “Escrow Agent”) by wire transfer of immediately available funds to the account designated by the Escrow Agent at least two Business Days prior to the Closing Date.

Section 2.3. Purchase Price Adjustment; NYSEG Dispute.

(a) Within thirty (30) days after the Closing Date, Stagecoach I shall prepare, in accordance with the books and records of the Companies, and deliver to the Purchasers an unaudited consolidated balance sheet of the Companies as of the Closing Date in accordance with GAAP except that this balance sheet will be adjusted by using only the same classes or categories of assets and liabilities contained in the methodology contained in the adjusted balance sheet of the Company as of December 31, 2004 attached as Exhibit 2.3(a), which includes, among others, the following adjustments: (i) cash and cash equivalents will not be included as an asset of the Companies, (ii) all Indebtedness (including all accrued interest expense) will be excluded as a liability of the Companies, (iii) any changes to current assets and liabilities resulting from a reclassification of any non-current assets and liabilities will not be included as an asset or liability of the Companies, (iv) all accounts or obligations (including accounts receivable and accounts payable) between or among the Companies, the parties to this Agreement, the parties to the Settlement Agreement, any Seller Related Party, or any of their respective Affiliates will not be included as an asset or liability of the Companies, (v) all inventory, including Native Gas, will not be included as an asset of the Companies, (vi) all deferred revenue, including any owed from NJRES or New Jersey Resources, will not be included as an asset of the Companies, (vii) all accounts receivable 60 days or older will not be included as an asset of the Companies, (viii) all accruals or reserves for Taxes will not be included as an asset of the Companies, (ix) all Tax liabilities will not be included as liabilities of the Companies and (x) all “previous balances,” arrearages and late charges stated in the most-recent invoice of the New York State Electric & Gas Corporation to be owed by CNYOG to the New York State Electric & Gas Corporation relating to the NYSEG Dispute will be included as liabilities of the Companies (the adjusted balance sheet, the “Closing Date Balance Sheet”). If the total current assets minus the total current liabilities shown on the Closing Date Balance Sheet (the “Actual Working Capital”) is less than $0.00 (the “Minimum Working Capital Amount”), Stagecoach I and Stagecoach Energy shall (in the same proportion as their respective payments in Section 2.2(a)) promptly remit cash to Inergy Acquisition and Inergy Storage in the amount of such shortfall (in the same proportion as their respective payments in Section 2.2(a)). If the Actual Working Capital is greater than the Minimum Working Capital Amount, Inergy Acquisition and Inergy Storage shall (in the same proportion as their respective payments in Section 2.2(a)) promptly remit cash to Stagecoach I and Stagecoach Energy (to be shared in the same proportion as their respective payments in Section 2.2(a)) in the amount of such excess.

(b) The Purchasers shall have thirty (30) days following delivery of the Closing Date Balance Sheet to review, at their expense, the Closing Date Balance Sheet, together with the workpapers used in the preparation thereof. Stagecoach I will grant to the Purchasers and their authorized representatives reasonable access to all relevant books and records and employees of Stagecoach I and the Companies to the extent reasonably required to complete such review. If the Purchasers object to any item in the Closing Date Balance Sheet within thirty (30) days following its delivery, by written notice to Stagecoach I specifying the Purchasers’ objections in reasonable detail and the basis therefor, and if Stagecoach I does not agree with the objections of the Purchasers,

Stagecoach I and the Purchasers, within thirty (30) days following such notice of objection (the “Resolution Period”), will attempt to resolve their differences, and any resolution by them (evidenced in writing), as to any disputed amounts will be final, binding and conclusive. If at the conclusion of the Resolution Period any items remain in dispute, such disputed items will be submitted to KPMG LLP, or if KPMG LLP refuses to accept such engagement, to a firm of independent certified public accountants recognized within the United States of America (the “Neutral Auditors”) selected by the Purchasers and Stagecoach I within ten (10) days after the expiration of the Resolution Period. If the Purchasers and Stagecoach I are unable to agree on the Neutral Auditors, an accounting firm recognized within the United States will be selected by lot from two (2) names submitted by the Purchasers and two (2) names submitted by Stagecoach I, none of which are then engaged by the Purchasers, the MLP, the Sellers, the Companies, the eCORP Seller Guarantors, Highstar or any Seller Related Party. The Neutral Auditors will act as an arbitrator to determine and resolve, based solely on presentations by the Purchasers and Stagecoach I, and not by independent review, only those issues still in dispute. The Neutral Auditors’ determination will be made within thirty (30) days of their selection, will be set forth in a written statement delivered to the Purchasers and Stagecoach I and will be final, binding and conclusive on the parties hereto. The Purchasers and Stagecoach I agree to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and disbursements of the Neutral Auditors will be paid one-half by Inergy Acquisition and Inergy Storage (with the one-half that is the responsibility of Inergy Acquisition and Inergy Storage being divided between them in the same proportion as their respective payments in Section 2.2(a)) and one-half by Stagecoach I and Stagecoach Energy (with the one-half that is the responsibility of Stagecoach I and Stagecoach Energy being divided between them in the same proportion as their respective payments in Section 2.2(a)).

(c) After the Closing, the Purchasers will cause CNYOG to continue to seek a resolution of the NYSEG Dispute in a commercially reasonable manner. Stagecoach I and Stagecoach Energy may appoint legal counsel to monitor the resolution of the NYSEG Dispute, with the costs and expenses of such legal counsel to be paid by Stagecoach I and Stagecoach Energy. CNYOG may not enter into any settlement or compromise of the NYSEG Dispute without the consent of Stagecoach I and Stagecoach Energy (such consent not to be unreasonably delayed, conditioned or withheld). Within ten days after the final resolution of the NYSEG Dispute, the Purchasers shall remit to Stagecoach I and Stagecoach Energy an amount (with such amount being divided between them in the same proportion as their respective payments in Section 2.2(a)) equal to (A) minus (B), where (A) equals the amount of the “previous balances,” arrearages and late charges of the New York State Electric & Gas Corporation that were included as liabilities of the Companies in the Closing Date Balance Sheet and (B) equals the amount owed by CNYOG to the New York State Electric & Gas Corporation up to but not including the Closing Date as a result of the final resolution of the NYSEG Dispute (including any interest, penalties and late charges).

Section 2.4. Allocation of Purchase Price. The Purchase Price, adjusted to reflect the amount of liabilities assumed and the portion of the Purchase Price characterized as interest for federal income tax purposes, shall for all Tax purposes be allocated among the Purchased Assets in the manner set forth in Schedule 2.4. The Purchasers and the Sellers shall cooperate with each other in meeting the requirements of Code Section 1060, shall, to the extent required, timely complete and file the statement required by IRS Form 8594 consistent with such allocation, shall provide a copy of such form to the other party hereto and shall file a copy of such form with their federal income Returns for the period that includes the Closing Date. The Purchasers and the Sellers will not take any position inconsistent with any such allocation on any Return unless otherwise required by a final determination applicable to the relevant Tax jurisdiction resulting from an audit, subsequent proceedings or the expiration of the applicable statute of limitations. All Tax positions taken on the basis of Schedule 2.4 shall be modified as appropriate in accordance with this Section 2.4 to reflect any adjustments in the Purchase Price made following the Closing Date in accordance with this Agreement, including adjustments made pursuant to Section 11.10.

Section 2.5. Escrow. At the Closing, the Purchasers and the Sellers will enter into an escrow agreement with the Escrow Agent substantially in the form attached as Exhibit 2.5. The parties acknowledge that the purpose of the escrow is to serve as a reserve against breaches of representations, warranties and covenants made herein and as security for performance of indemnity obligations of the Sellers and the eCORP Seller Guarantors contained herein. However, nothing contained in the escrow agreement will be considered as limiting or be deemed to limit the liability of the Sellers, the eCORP Seller Guarantors or Highstar for a breach of a representation, warranty or covenant made herein to the funds escrowed under Section 2.2(b)(ii).

Section 2.6. Closing. Subject to each party’s right to terminate this Agreement pursuant to Article XII, the purchase and sale referred to in Section 2.1 (the “Closing”) will take place at the offices of Stinson Morrison Hecker LLP, 1201 Walnut Street, Kansas City, Missouri on the later of (i) August 1, 2005, (ii) the second Business Day after satisfaction or waiver of the conditions set forth in Articles IX and X required to be satisfied prior to the Closing (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction and waiver of such conditions), and (iii) such later date as the parties may agree in writing. Such date is herein referred to as the “Closing Date.” The Closing shall be deemed effective for all purposes hereunder as of 12:01 a.m. on the Closing Date.

(a) At the Closing:

(i) Stagecoach I and Stagecoach Energy shall sell, assign, transfer, convey and deliver to Inergy Acquisition and Inergy Storage free and clear of all Liens and without any condition or restriction on transferability except for those conditions or restrictions on transferability imposed by Law, all right, title and interest in and to the Stagecoach I Assets. In connection therewith, Stagecoach I and Stagecoach Energy shall each deliver the certificates representing all of the Capital Stock in the Companies and shall duly execute and deliver the assignments in the forms attached as Exhibits 2.6(a)(i)-1, 2.6(a)(i)-2 and 2.6(a)(i)-3;

(ii) the Companies shall assign, transfer and convey to Stagecoach I, all of the Companies’ right, title and interest in and to the Stagecoach I Excluded Assets. In connection therewith, the Companies shall duly execute and deliver the assignment in the form attached as Exhibit 2.6(a)(ii);

(iii) Stagecoach II shall sell, assign, transfer, convey and deliver to Inergy Stagecoach II free and clear of all Liens other than Permitted Liens, all right, title and interest in and to the Stagecoach II Assets, and Inergy Stagecoach II shall assume all of the Assumed Liabilities. In connection therewith, Stagecoach II shall duly execute and deliver to Inergy Stagecoach II an assignment and assumption and bill of sale agreement substantially in the form attached as Exhibit 2.6(a)(iii);

(iv) the Sellers shall duly execute and deliver such other bills of sale, assignments, certificates, stock powers, consents and other documents of transfer reasonably acceptable in form and substance to the Sellers and the Purchasers that are necessary or appropriate in connection with the sale, assignment, transfer, conveyance and delivery to the Purchasers of the Purchased Assets and effectuation of the transactions contemplated by this Agreement; and

(v) the Sellers shall duly execute and deliver all other certificates, consents and other documents expressly required hereunder, including Article IX, to be delivered by the Sellers at the Closing.

(b) At the Closing, the Purchasers shall deliver to the Sellers, each of the following:

(i) the payment of the Stagecoach I Purchase Price pursuant to Section 2.2(a);

(ii) the payment of the Stagecoach II Purchase Price to Stagecoach II and the Escrow Agent pursuant to Section 2.2(b);

(iii) the assignment and assumption and bill of sale agreement to be delivered by Stagecoach II pursuant to Section 2.6(a)(iii)-A, duly executed by Inergy Stagecoach II; and

(iv) all other certificates, consents and other documents expressly required hereunder, including Article X, to be delivered by the Purchasers at the Closing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF STAGECOACH I

AND STAGECOACH ENERGY

In order to induce the Purchasers to enter into this Agreement and to purchase the Stagecoach I Assets, Stagecoach I and Stagecoach Energy hereby jointly and severally represent and warrant to the Purchasers as follows:

Section 3.1. Organization and Authority. Each of Stagecoach I and Stagecoach Energy is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Stagecoach I and Stagecoach Energy has all requisite power and authority to own, operate and lease its assets and to conduct its business as and where such business is now conducted.

Section 3.2. Power; Binding Effect; Non-Contravention.

(a) Each of Stagecoach I and Stagecoach Energy has all requisite right, power and authority (including all requisite approvals and authorizations of its managers and members) to execute and deliver this Agreement, to perform all of its obligations hereunder in accordance with the terms hereof, and to consummate all of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Stagecoach I and Stagecoach Energy and, assuming due authorization, execution and delivery by the Purchasers, constitutes a legal, valid and binding agreement of each of Stagecoach I and Stagecoach Energy, enforceable against each of Stagecoach I and Stagecoach Energy in accordance with its terms, subject as to enforcement to bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by equitable principles relating to the availability of remedies.

(b) The execution and delivery of this Agreement by each of Stagecoach I and Stagecoach Energy, the performance by each of Stagecoach I and Stagecoach Energy of its obligations under this Agreement in accordance with the terms hereof, and the consummation by each of Stagecoach I and Stagecoach Energy of the transactions contemplated hereby, will not conflict with or result (with or without the giving of notice or the lapse of time or both) in any conflict, violation, breach, or default, or the creation of any Lien, or the termination, acceleration, vesting, or modification of any right or obligation, under or in respect of (x) the organizational documents of each of Stagecoach I and Stagecoach Energy, (y) any Law, or (z) any Contracts and Other Agreements or Permits to which either Stagecoach I or Stagecoach Energy is a party or by which either Stagecoach I or Stagecoach Energy or any of their respective assets is or are bound, except as set forth in Schedule 3.2(b) or, in the case of clauses (y) and (z), as would not have a Seller Material Adverse Effect.

Section 3.3. Subsidiaries; Capitalization. Except as set forth on Schedule 3.3:

(a) Except for the Companies and Stagecoach Gas Storage, Stagecoach I does not (a) have any other Subsidiaries, or (b) own or hold, beneficially or of record, any Capital Stock of any Person;

(b) Stagecoach I owns, both beneficially and of record, ninety-nine percent (99%) of all of the Capital Stock in each Company and owns its Capital Stock in each Company free and clear of all Liens (other than Liens that will be released on or before the Closing) and without any condition or restriction on transferability except for those conditions or restrictions on transferability imposed by Law;

(c) Stagecoach Energy owns, both beneficially and of record, one percent (1%) of all of the Capital Stock in each Company and owns its Capital Stock in each Company free and clear of all Liens (other than Liens that will be released on or before the Closing) and without any condition or restriction on transferability except for those conditions or restrictions on transferability imposed by Law;

(d) None of the Capital Stock in the Companies (whether owned or held by Stagecoach I or Stagecoach Energy) is represented by a certificate or other instrument of title; and

(e) All of the outstanding Capital Stock of Stagecoach I and Stagecoach Energy is owned by the Persons listed on Schedule 3.3(e).

Section 3.4. Foreign Qualification. Each of Stagecoach I and Stagecoach Energy is duly qualified to do business and in good standing as a foreign limited liability company in all jurisdictions in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Seller Material Adverse Effect.

Section 3.5. Litigation, Etc. Except as set forth in Schedule 3.5, there is no Action pending, or to either Stagecoach I’s or Stagecoach Energy’s Knowledge, threatened, against Stagecoach I or Stagecoach Energy that is reasonably likely to result in a Seller Material Adverse Effect.

Section 3.6. Governmental and Other Third Party Consents. No consent, approval, or authorization of, or registration, designation, declaration, or filing with, any Governmental Authority, federal or other, or any other Person is required on the part of either Stagecoach I, Stagecoach Energy, CNYOG or Marketing in connection with the execution, delivery, or performance of this Agreement, or the consummation by Stagecoach I or Stagecoach Energy of the other transactions contemplated hereby, or the continued conduct of the present businesses of Stagecoach I, Stagecoach Energy, CNYOG or Marketing through the Closing Date except (i) as set forth in Schedule 3.6, (ii) for the filings and approvals referred to in Section 7.5 under the HSR Act or (iii) for any requirement to provide notices or obtain approvals with respect to a change of control of any of the Companies under any Permit listed on Schedule 3.6.

Section 3.7. Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of either Stagecoach I or Stagecoach Energy in connection with the negotiation or consummation of the transactions contemplated hereby, and no fee will be payable by either Stagecoach I or Stagecoach Energy to any such Person in connection with such transactions.

Section 3.8. Investment Company. Neither Stagecoach I nor Stagecoach Energy is a “registered investment company” or an “affiliated person” or a “principal underwriter” of a “registered investment company,” as each such term is defined in the Investment Company Act of 1940, as amended.

Section 3.9. No Other Representations or Warranties. Notwithstanding anything contained in this Article III or any other provision of this Agreement to the contrary, (a) the Purchasers acknowledge and agree that neither Stagecoach I, Stagecoach Energy or their

Affiliates nor any of their respective managers, members, officers, directors, employees, agents or representatives is making any representation or warranty whatsoever, whether express or implied (including any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the Stagecoach I Assets) or contained, or referred to, in any materials that have been provided to the Purchasers or any of their Affiliates, agents or representatives beyond those expressly given in this Agreement, and (b) it is understood that except for the representations and warranties expressly set forth in this Agreement, the Purchasers are acquiring the Stagecoach I Assets “as is and where is.”

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF STAGECOACH II

In order to induce the Purchasers to enter into this Agreement and to purchase the Stagecoach II Assets, Stagecoach II hereby represents and warrants to the Purchasers as follows:

Section 4.1. Organization and Authority. Stagecoach II is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Stagecoach II has all requisite power and authority to own, operate and lease its assets and conduct its business as and where such business is now conducted.

Section 4.2. Power; Binding Effect; Non-Contravention.

(a) Stagecoach II has all requisite right, power and authority (including all requisite approvals and authorizations of its managers and members) to execute and deliver this Agreement, to perform all of its obligations hereunder in accordance with the terms hereof, and to consummate all of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stagecoach II and, assuming due authorization, execution and delivery by the Purchasers, constitutes a legal, valid and binding agreement of Stagecoach II, enforceable against Stagecoach II in accordance with its terms, subject as to enforcement to bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by equitable principles relating to the availability of remedies.

(b) The execution and delivery of this Agreement by Stagecoach II, the performance by Stagecoach II of its obligations under this Agreement in accordance with the terms hereof, and the consummation by Stagecoach II of the transactions contemplated hereby, will not conflict with or result (with or without the giving of notice or the lapse of time or both) in any conflict, violation, breach, or default, or the creation of any Lien, or the termination, acceleration, vesting, or modification of any right or obligation, under or in respect of (x) the organizational documents of Stagecoach II, (y) any Law, or (z) any Contracts and Other Agreements or Permits to which Stagecoach II is a party or by which Stagecoach II or any of Stagecoach II’s assets is or are bound, except as set forth in Schedule 4.2(b).

Section 4.3. Subsidiaries; Capitalization.

(a) Stagecoach II does not (a) have any Subsidiaries, or (b) own or hold, beneficially or of record, any Capital Stock of any Person.

(b) All of the outstanding Capital Stock of Stagecoach II is owned by the Persons listed on Schedule 4.3(b) in the proportions set forth in such schedule.

Section 4.4. Foreign Qualification. Stagecoach II is duly qualified to do business and in good standing as a foreign limited liability company in all jurisdictions in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Project Material Adverse Effect.

Section 4.5. Assets of Stagecoach II; Contracts and Other Agreements.

(a) Schedule 4.5(a) contains a list of all property (real, personal, mixed or otherwise) owned by or leased to Stagecoach II or in which Stagecoach II has rights, other than (i) cash, (ii) cash equivalents and (iii) the Stagecoach II Assets.

(b) Each Phase II Contract is in full force and effect and embodies the complete understanding of Stagecoach II and, to Stagecoach II’s Knowledge, embodies the complete understanding of the other parties thereto with respect to the subject matter thereof. Except as set forth on Schedule 1.1(c), (i) there exists no material default or claim thereof by any party to any Phase II Contract, (ii) to Stagecoach II’s Knowledge, there are no facts or conditions that, if continued or noticed, would result in a material default under any Phase II Contract, (iii) Stagecoach II has not received any written or, to Stagecoach II’s Knowledge, oral notice that any Person intends to cancel, materially modify or terminate any Phase II Contract, or to exercise or not to exercise any options thereunder, (iv) Stagecoach II has not given any written or, to Stagecoach II’s Knowledge, oral notice of cancellation, material modification or termination of any Phase II Contract or of exercise or non-exercise of any options thereunder, (v) each Phase II Contract is a valid and binding agreement enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by equitable principles relating to the availability of remedies, and (vi) no consent or approval of the other parties to any Phase II Contract or any Person pursuant to any Phase II Contract is required for the consummation of the transactions contemplated herein.

(c) With the exception of this Agreement, Stagecoach II has not made any Contract or Other Agreement or granted any option to sell or otherwise transfer any or all of the Stagecoach II Assets or any Capital Stock of Stagecoach II.

(d) Schedule 4.5(d) contains a list of all Contracts and Other Agreements between or among Stagecoach II and any one or more of the parties to the Settlement Agreement or any Seller Related Party.

Section 4.6. Litigation, Etc. Except as set forth in Schedule 4.6, there is no Action pending, or to Stagecoach II’s Knowledge, threatened, against Stagecoach II with respect to the Stagecoach II Assets.

Section 4.7. Safety and Environmental Matters. Except as set forth in Schedule 4.7:

(i) Stagecoach II is not in violation of any applicable Law relating to occupational health or safety, and no Action alleging any failure by it to comply with any such Law is pending, nor is there any basis therefor Known to Stagecoach II.

(ii) Stagecoach II is in compliance, in all material respects, with applicable Environmental Laws with respect to its assets and properties.

(iii) There are no pending or, to Stagecoach II’s Knowledge, threatened Actions or outstanding orders, consent decrees or judgments against Stagecoach II under any Environmental Laws, claiming or seeking to require any environmental investigation or clean-up (or the payment of costs related thereto) or claiming any personal injury, property damage or other harm allegedly resulting from the Release of or exposure to Hazardous Substances, or arising from any activities not in compliance with any Environmental Laws, and, to Stagecoach II’s Knowledge, there are no events, conditions or circumstances that could be reasonably expected to give rise to such Actions.

(iv) Stagecoach II has not received any written or, to Stagecoach II’s Knowledge, oral order, complaint, notice or request for information alleging that it is a potentially responsible party under CERCLA or any similar state Law with respect to any Property of Stagecoach II. Stagecoach II has not received any written or, to Stagecoach II’s Knowledge, oral notice of any Governmental Authority’s allegation or investigation of any criminal violations by Stagecoach II of any Environmental Laws.

Section 4.8. Governmental and Other Third Party Consents. No consent, approval, or authorization of, or registration, designation, declaration, or filing with, any Governmental Authority, federal or other, or any other Person is required on the part of Stagecoach II in connection with its execution, delivery or performance of this Agreement, or the consummation by Stagecoach II of the other transactions contemplated hereby except (i) as set forth in Schedule 4.8, (ii) for the filings and approvals referred to in Section 7.5 under the HSR Act, (iii) for any requirement to provide notices or obtain approvals with respect to a change of ownership of the Stagecoach II Assets under any Permit listed on Schedule 4.8 or (iv) for filing and recording appropriate documents normally required in connection with conveyance of title to real or personal property or intellectual property.

Section 4.9. Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of Stagecoach II in connection with the negotiation or consummation of the transactions contemplated hereby, and no fee will be payable by Stagecoach II to any such Person in connection with such transactions.

Section 4.10. Investment Company. Stagecoach II is not a “registered investment company” or an “affiliated person” or a “principal underwriter” of a “registered investment company,” as each such term is defined in the Investment Company Act of 1940, as amended.

Section 4.11. Employees. Stagecoach II has no employees.

Section 4.12. Belden & Blake Agreement. Assuming the due authorization, execution and delivery by Belden & Blake Corporation, the Belden & Blake Agreement is a valid, binding and enforceable obligation of the parties thereto and is in full force and effect in accordance with its terms. There have been no amendments or modifications to the Belden & Blake Agreement. No party thereto is in breach of or noncompliance with any term of the Belden & Blake Agreement and there are no facts or conditions that, if continued or noticed, would result in a default under the Belden & Blake Agreement. No party has given any notice that any Person intends to cancel, modify or terminate the Belden & Blake Agreement. No party thereto has given any notice of cancellation, material modification or termination of the Belden & Blake Agreement. All rights of Natural Gas Storage Corporation of North America under the Belden & Blake Agreement with respect to Phase II have been properly assigned to Stagecoach II.

Section 4.13. No Other Representations or Warranties. Notwithstanding anything contained in this Article IV or any other provision of this Agreement to the contrary, (a) the Purchasers acknowledge and agree that neither Stagecoach II nor its Affiliates nor any of their respective managers, members, officers, directors, employees, agents or representatives is making any representation or warranty whatsoever, whether express or implied (including any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the Stagecoach II Assets) or contained, or referred to, in any materials that have been provided to the Purchasers or any of their Affiliates, agents or representatives beyond those expressly given in this Agreement, and (b) it is understood that except for the representations and warranties expressly set forth in this Agreement, the Purchasers are acquiring the Stagecoach II Assets “as is and where is.”

ARTICLE V.

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES

In order to induce the Purchasers to enter into this Agreement and to purchase the Stagecoach I Assets, Stagecoach I and Stagecoach Energy jointly and severally hereby represent and warrant to the Purchasers as follows:

Section 5.1. Organization and Authority. CNYOG is duly organized, validly existing and in good standing under the Laws of the State of New York. Marketing is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Company has all requisite power and authority to own, operate and lease its assets and to conduct its business as and where such business is now conducted and as proposed to be conducted in the near term. Copies of the minute books of each Company have been delivered or made available to the Purchasers.

Section 5.2. Non-Contravention. The execution and delivery of this Agreement by Stagecoach I and Stagecoach Energy, the performance by Stagecoach I and Stagecoach Energy of their respective obligations under this Agreement in accordance with the terms hereof, and the consummation by Stagecoach I and Stagecoach Energy of the transactions contemplated hereby, will not conflict with or result (with or without the giving of notice or the lapse of time or both) in any conflict, violation, breach, or default, or the creation of any Lien, or the termination, acceleration, vesting, or modification of any right or obligation, under or in respect of (x) the organizational documents of either Company, (y) any Law, or (z) any Contracts and Other Agreements or Permits to which either Company is a party or by which either Company or any of their respective assets is or are bound, except as set forth in Schedule 5.2.

Section 5.3. Subsidiaries; Capitalization.

(a) No Company (i) has any Subsidiaries, or (ii) owns or holds, beneficially or of record, any Capital Stock of any Person or any right or obligation to acquire any such Capital Stock.

(b) All of the outstanding Capital Stock of the Companies is owned by Stagecoach I and Stagecoach Energy in the proportions set forth in Sections 3.3(b) and 3.3(c) and all such Capital Stock has been duly authorized and validly issued and is fully paid and non-assessable. There are no outstanding options, warrants, convertible or exchangeable securities, preemptive rights, subscriptions, calls, commitments or other rights to subscribe for or purchase any Capital Stock in either of the Companies. None of the Capital Stock heretofore issued by the Companies was issued in violation of the Securities Act or any other applicable Laws or any order, writ, injunction or decree of any Governmental Authority.

(c) No Company has been at any time a member of any partnership, joint venture or other arrangement or contract that is treated as a partnership for federal, state, local or foreign Tax purposes or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

Section 5.4. Foreign Qualification. Each Company is duly qualified to do business and in good standing as a foreign limited liability company in all jurisdictions in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Project Material Adverse Effect.

Section 5.5. Financial Statements.

(a) Included in Schedule 5.5(a) are complete and correct copies of: (i) the audited consolidated balance sheet of Stagecoach I as of December 31, 2002 (the “Audited Balance Sheet”) and the related audited consolidated statements of operations, changes in member’s equity, and cash flows of Stagecoach I for the period ended on that date and the footnotes relating thereto; (ii) the unaudited consolidated balance sheet of the Companies as of December 31, 2003 (the “2003 Balance Sheet”) and the related compiled consolidated statements of operations, changes in member’s equity, and cash flows of the Companies for the period ended on that date; and (iii) the unaudited consolidated balance sheet of the Companies as of December 31, 2004 (the “2004 Balance Sheet”) and the related compiled consolidated statements of operations, changes in member’s equity and cash flows of the Companies for the period ended on that date.

(b) Each of the Audited Balance Sheet, the 2003 Balance Sheet and the 2004 Balance Sheet is true and correct and fairly presents, in all material respects, the financial condition of Stagecoach I (in the case of the Audited Balance Sheet) and the Companies (in the case of the 2003 Balance Sheet and the 2004 Balance Sheet) as of its date, and each of the related consolidated statements of income, changes in member’s equity, and cash flows is true and correct and fairly presents, in all material respects, the results of operations, changes in member’s equity, or cash flows, as the case may be, of Stagecoach I (in the case of the Audited Balance Sheet) and the Companies (in the case of the 2003 Balance Sheet and the 2004 Balance Sheet) for the periods covered thereby; in each case in accordance with GAAP (subject, in the case of compiled or unaudited statements, to normal, immaterial, year-end audit adjustments and the absence of footnotes).

Section 5.6. Absence of Certain Changes. Since the date of the 2004 Balance Sheet, there has been no (a) damage, destruction or loss materially affecting the assets, properties, business or condition (financial or otherwise), operations or results of operations of the Companies, whether or not covered by insurance, (b) action or failure to take action that, if such action or failure to take action were to occur during the period on the date of this Agreement and ending on the Closing Date, would require the prior consent of the Purchasers pursuant to Section 7.2, except as set forth in Schedule 5.6(b), or (c) occurrence, development or state of circumstances or fact that, in each case, individually or in the aggregate, would have a Project Material Adverse Effect.

Section 5.7. Properties, Leases, Etc.

(a) Personal Property. Schedule 5.7(a) lists all personal property that any Company owns or leases and that such Company lists on its depreciation schedule for Tax purposes (the “Owned Personal Property”) and specifies whether such personal property is owned or leased. Except as set forth in Schedule 5.7(a), each Company has (i) good and marketable title to all of the Owned Personal Property, (ii) good and marketable title to the lessee interest in all personal property leased by it as lessee, and (iii) full right to hold and use all of the Owned Personal Property, in each case all free and clear of all Liens other than Permitted Liens. There are no material assets or properties that are used in or necessary for the conduct of the business or operation of any Company as presently conducted that are owned, leased or otherwise held by Stagecoach I, Stagecoach Energy, any Affiliate of Stagecoach I or Stagecoach Energy or any Seller Related Party (other than the Companies).

(b) Owned Real Property. Schedule 5.7(b) lists and describes briefly all real property that any Company owns (the “Owned Real Property”). Schedule 5.7(b) also lists all mechanic’s, materialmen’s, workers’, carriers’, repairman’s, contractors’ and other similar Liens relating thereto as of the date of this Agreement. The Companies have legal, valid and marketable title, of record, to the Owned Real Property, free and clear of all Liens other than Permitted Liens. None of the Permitted Liens that encumber the Owned Real Property render any material portion of the Owned Real Property unsuitable for use in the business or operations of the Companies as currently conducted.

(c) Leased Real Property and Other Rights. Schedule 5.7(c)-A contains a correct and complete list of all leases and subleases of real and mixed property related to the business or operations of the Companies and related to surface rights or improvements thereof under which any Company is a lessor or lessee. Schedule 5.7(c)-B contains a correct and complete list of all easements, right-of-way agreements, leases and subleases of real and mixed property related to the business or operations of the Companies and related to subsurface rights or improvements thereof (including oil and mineral leases, oil and gas rights, gas storage agreements with landlords and any other subsurface or right-of-way agreements) under which any Company is a party (directly or by assignment). CNYOG or Marketing, as applicable, has good and marketable title to all the interests (the “Leased Real Property”) created or purported to be created by the Contracts and Other Agreements described on Schedules 5.7(c)-A and 5.7(c)-B (the “Leases”), all free and clear of all Liens other than Permitted Liens. All Leases are in full force and effect, there is no default or event of default thereunder, all rentals and other payments due in respect of the Leased Real Property have been timely paid, and the Companies have performed all other conditions necessary to keep such interests in full force and effect. No portion of the Leased Real Property is subject to any Lien or other restriction or condition of any nature that renders it unsuitable for use in the business or operations of the Companies as currently conducted or proposed to be conducted. To Stagecoach I’s and Stagecoach Energy’s Knowledge, (i) no party to any Lease is in breach of or default under and (ii) (A) no event has occurred that, with notice or lapse of time, or both, would and (B) the consummation of the transactions contemplated by this Agreement would not, constitute a breach or default or permit termination, modification or acceleration under any Lease, except for such breaches, defaults or events as to which requisite waivers have been, or prior to the Closing will have been, obtained and are in full force and effect. Stagecoach I has made available to the Purchasers a correct and complete copy of each Lease, including all amendments, waivers and modifications thereof.

(d) Copies of Documents. To Stagecoach I’s and Stagecoach Energy’s Knowledge, Stagecoach I has previously made available to the Purchasers true and complete copies of all deeds, title insurance policies, title reports (and underlying documents referenced therein), surveys, environmental reports, seismic records and surveys, shot points, field notes, gravity maps, electric logs, geological and geophysical prospect maps, structure maps, drilling records, geological base maps and similar documents that are in its possession or under its control with respect to any and all real property interests owned or otherwise held by either of the Companies.

Section 5.8. Intentionally Deleted.

Section 5.9. Absence of Undisclosed Liabilities. Except (i) as set forth on Schedule 5.9, (ii) to the extent reflected or reserved against in the 2004 Balance Sheet, (iii) incurred after the date of the 2004 Balance Sheet in the ordinary course of business consistent with past practice and with Persons other than any Affiliate of either Company or any Seller Related Party, or (iv) incurred in connection with the transactions contemplated by this Agreement and described in Schedule 5.9, no Company has any liabilities or obligations required to be reflected on a balance sheet prepared in accordance with GAAP of any nature, whether accrued, absolute, contingent, or otherwise (including as guarantor or otherwise with respect to obligations of others) and whether due or to become due, other than performance obligations with respect to any Company’s Contracts and Other Agreements that are listed in Schedule 5.9 or that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or in the footnotes thereto. No Company is indebted or otherwise liable to any of its Affiliates or any Seller Related Party except as described in Schedule 5.9.

Section 5.10. Tax Matters.

(a) Each Company (i) has always been treated and properly classified as a partnership or as a disregarded entity for all federal income tax purposes, and (ii) has never filed, or had filed on its behalf, any election to be treated as an association taxable as a corporation for federal income tax purposes. None of the Companies has ever been a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(b) All Returns required to be filed on or before the Closing Date (taking timely requested extensions into account) by each Company have been timely filed with the appropriate taxing authorities within the time and in the manner prescribed by applicable Law. Except to the extent of any reserve for Taxes established in accordance with GAAP, all such Returns are true, correct and complete in all material respects, and all Taxes owed by such Company, whether or not shown on any Return, have been timely paid.

(c) There are no Liens with respect to Taxes upon any of the assets or properties of any Company, other than Permitted Liens. There is no unpaid Tax deficiency, determination or assessment currently outstanding against any Company for which an appropriate reserve for Taxes has not been established in accordance with GAAP.

(d) Except as set forth in Schedule 5.10(d), no audit or administrative or judicial proceeding is currently pending as of the date hereof with respect to any Return of any Company, nor has Stagecoach I or Stagecoach Energy received any written or, to Stagecoach I’s and Stagecoach Energy’s Knowledge, oral communication from a Tax authority indicating that such an audit or administrative or judicial proceeding by that Tax authority is forthcoming.

(e) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from any Company for any taxable period. No extension of time for filing any Return required to be filed and not yet filed by any Company is in force.

(f) No Company is a party to or bound by, nor does any Company have any obligation under, any Tax indemnity agreement or similar contract or arrangement. No Company has any current or potential contractual obligation to indemnify any other Person with respect to Taxes. No Company has any liability for the Taxes of any Person other than such Company, other than under Treas. Reg. section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as transferee or successor.

(g) Each Company has satisfied all federal, state, local and foreign withholding and employment Tax requirements applicable to it (including federal, state and local wage withholding Tax requirements and withholding Tax requirements imposed under Sections 1441, 1442, 1445, 1446 and 3406 of the Code), and has paid, or has caused Administaff to pay, within the time and within the manner prescribed by Law, over to the proper taxing authorities all amounts required to be withheld and paid over under all Laws applicable to it or Administaff in connection with amounts paid or owing to any employee, Deemed Employee, independent contractor, creditor, stockholder or other Person.

(h) To Stagecoach I’s and Stagecoach Energy’s Knowledge, no Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending prior to the Closing Date; (ii) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income tax Law) executed on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

(i) Set forth on Schedule 5.10(i) is an accurate and complete schedule of (i) all ad valorem Taxes and property Taxes assessed for all years for which such Taxes were assessed with respect to the Companies, (ii) the total amount paid for each year by the Companies relating to these assessments and (iii) the amount paid for each year by the Companies relating to these assessments for which the Companies have sought a refund through administrative or judicial proceedings. The Companies have timely taken all actions necessary to properly pursue and maintain the initiation and continuation of all administrative and judicial proceedings relating to such refunds. Schedule 5.10(i) lists all such administrative and judicial proceedings. All such administrative and judicial proceedings are open and pending and there has been no settlement, compromise, lapse or similar occurrence with respect to such proceeding or the refunds claimed thereunder.

(j) The Phase I Facilities are located in the Tioga County Empire Zone. CNYOG is a Qualified Empire Zone Enterprise under the Laws of New York. The Qualified Empire Zone Enterprise credits received or applied by the Sellers or their members for each Tax year for Returns filed or credits received as of the date of this Agreement are set forth in Schedule 5.10(j). In each year that CNYOG was eligible to claim a Qualified Empire Zone Enterprise credit, CNYOG properly prepared and filed Form IT-604 and properly claimed the Qualified Empire Zone Enterprise credit on Form IT-204.

Section 5.11. Litigation, Etc. Except as set forth in Schedule 5.11, there is no Action pending, or to either Stagecoach I’s or Stagecoach Energy’s Knowledge, threatened, against any of the Companies.

Section 5.12. Safety and Environmental Matters. Except as set forth in Schedule 5.12:

(a) No Company is or, to either Stagecoach I’s or Stagecoach Energy’s Knowledge, has been in violation of any applicable Law relating to occupational health or safety, and no Action alleging any failure by either of them to comply with any such Law is pending or, to either Stagecoach I’s or Stagecoach Energy’s Knowledge, threatened, nor is there any basis therefor Known to Stagecoach I or Stagecoach Energy.

(b) Each Company is in compliance with applicable Environmental Laws with respect to its assets and properties, except as would not have a Project Material Adverse Effect.

(c) There are no pending or, to Stagecoach I’s or Stagecoach Energy’s Knowledge, threatened Actions or outstanding orders, consent decrees or judgments against any Company under any Environmental Laws, claiming or seeking to require any environmental investigation or clean-up (or the payment of costs related thereto) or claiming any personal injury, property damage or other harm allegedly resulting from the Release of or exposure to Hazardous Substances, or arising from any activities not in compliance with any Environmental Laws, and, to Stagecoach I’s or Stagecoach Energy’s Knowledge, there are no events, conditions or circumstances that could be reasonably expected to give rise to such Actions, except as would not have a Project Material Adverse Effect.

(d) No Company has received any written or, to Stagecoach I’s and Stagecoach Energy’s Knowledge, oral order, complaint, notice or request for information alleging that it is a potentially responsible party under CERCLA or any similar state Law with respect to any Property of either Company. No Company has received any written or, to Stagecoach I’s and Stagecoach Energy’s Knowledge, oral notice of any Governmental Authority’s allegation or investigation of any criminal violations by any Company of any Environmental Laws.

Section 5.13. Labor Relations. With respect to any and all of the Companies’ direct common law employees, and with respect to any and all individuals providing services to the Companies, including any individual employed by eCORP or any of the Employee Leasing Companies that is determined to be a common law employee of a Company (each such individual a “Deemed Employee”), the Companies, and with respect to the Deemed Employees, the Employee Leasing Companies, are and always have been in compliance with all applicable federal and state Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and did not engage and are not in any unfair labor practice, except where noncompliance would not have a Project Material Adverse Effect. To Stagecoach I’s or Stagecoach Energy’s Knowledge, there is no charge pending or threatened, against or with respect to any Company, or with respect to Deemed Employees, any of the Employee Leasing Companies, before any Governmental Authority alleging unlawful discrimination in employment practices, and there is no charge of or proceeding with regard to any unfair labor practice against any Company, or with respect to Deemed Employees, any of the Employee Leasing Companies, pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down, or work stoppage pending or, to Stagecoach I’s or Stagecoach Energy’s Knowledge, threatened against or involving any Company, or with respect to Deemed Employees, any of the Employee Leasing Companies. No employee of the Companies or any Deemed Employee is or was covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by any Company, or with respect to Deemed Employees, any of the Employee Leasing Companies.

To Stagecoach I’s and Stagecoach Energy’s Knowledge, no one is now petitioning for union representation of any employee of any Company or any Deemed Employee. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against any Company or any of the Employee Leasing Companies and no claim therefor has been asserted, or with respect to Deemed Employees, any of the Employee Leasing Companies, except where such proceeding or claim would not reasonably be expected to have a Project Material Adverse Effect. None of the Companies, or with respect to Deemed Employees, any of the Employee Leasing Companies, have experienced any work stoppage or other material labor difficulty during the last five (5) years. All field operators of the Companies are subject to the Client Service Agreement, dated as of January 10, 2005, between Administaff and CNYOG, and there are no other Contracts or Other Agreements between a Company and any Employee Leasing Company on the date hereof.

Section 5.14. Material Contracts.

(a) Schedule 5.14(a)-1 sets forth a complete and accurate list of all Material Contracts to which any Company is a party or is bound. Schedule 5.14(a)-2 separately sets forth a complete and accurate list of all Contracts and Other Agreements between or among any Company and any one or more of the parties to the Settlement Agreement or any Seller Related Party.

(b) Stagecoach I has delivered, made available for review, or caused to be delivered to the Purchasers true and correct copies of each of the Material Contracts and the other Contracts and Other Agreements listed in Schedules 5.14(a)-1 and 5.14(a)-2. Assuming due authorization, execution and delivery by the other parties thereto, each Material Contract and each of the other Contracts and Other Agreements listed in Schedules 5.14(a)-1 or 5.14(a)-2 is a valid, binding and enforceable obligation of the Company thereto, as the case may be, and is in full force and effect. Except as set forth in Schedules 5.14(a)-1 or 5.14(a)-2, no Company, nor to Stagecoach I’s or Stagecoach Energy’s Knowledge, any other party thereto, is in default in any material respect of any Material Contract or any other Contract and Other Agreement listed in Schedules 5.14(a)-1 or 5.14(a)-2. No claim, change order, request for equitable adjustment, or request for contract price or schedule adjustment, between any Company and any counterparty to any Material Contract or any other Contracts and Other Agreements listed in Schedules 5.14(a)-1 or 5.14(a)-2 is pending or, to Stagecoach I’s or Stagecoach Energy’s Knowledge, threatened.

(c) The purchase option contained in Section 13 of the Memorandum of Understanding, dated August 26, 1999, between TGPL and CNYOG is, assuming due authorization, execution and delivery by the other parties thereto, a valid, binding and enforceable obligation of the parties thereto, is in full force and effect in accordance with its terms, has not been amended, modified or superceded in any material respect and, to Stagecoach I’s and Stagecoach Energy’s Knowledge, no party is in breach of any material obligations thereunder.

Section 5.15. Employee Benefit Plans.

(a) Identification of Plans. Except for the arrangements set forth in Schedule 5.15, no Company now maintains or contributes to, or has any outstanding liability to or in respect of or obligation under, any pension, profit-sharing, deferred compensation, bonus, option, appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any director or manager, officer, consultant, employee or Deemed Employee, whether active or terminated, of such Company. Each of the arrangements set forth in Schedule 5.15 is herein referred to as an “Employee Benefit Plan.” Stagecoach I has delivered or made available to the Purchasers true and correct copies of each Employee Benefit Plan, and with respect to each such Employee Benefit Plan (i) any associated trust, custodial, insurance or service agreements, (ii) any annual report, actuarial report or disclosure materials (including specifically any summary plan descriptions) submitted to any Governmental Authority or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years, and (iii) the most recently received Internal Revenue Service determination letters and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Employee Benefit Plan.

(b) Compliance with Terms and Law. Each Employee Benefit Plan is and has been maintained and operated in compliance with the terms of such Employee Benefit Plan and with the requirements prescribed (whether as a matter of substantive Law or as necessary to secure favorable Tax treatment) by any and all Laws in effect from time to time, including ERISA and the Code, and applicable to such Plan, except where noncompliance would not reasonably be expected to have a Project Material Adverse Effect. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code and each trust or other entity intended to qualify as a “voluntary employee benefit association” within the meaning of Section 501(c)(9) of the Code and associated with any Employee Benefit Plan, is expressly identified as such in Schedule 5.15 and has received a determination letter from the Internal Revenue Service and nothing has occurred that has resulted or is likely to result in the revocation of such determination or that requires or could require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.

(c) Funding of Certain Plans. With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that each Company, and with respect to the Deemed Employees, each of the Employee Leasing Companies, is required, under the terms of each such Employee Benefit Plan, to have paid as contributions to that Employee Benefit Plan, as applied through the Closing Date, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Employee Benefit Plan.

(d) The execution of this Agreement and the consummation of the transactions contemplated hereby will not result, by itself or in combination in any other event (regardless of whether that other event has occurred or will occur), in any payment (whether of severance pay or otherwise) becoming due to any current or former director or officer, consultant or employee of any Company or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director or manager, officer, consultant or employee.

(e) No Employee Benefit Plan is a multi-employer plan.

(f) For purposes of this Section 5.15, “multi-employer plan,” “party in interest,” “current value,” “accrued benefit,” “reportable event,” and “benefit liability” have the same meanings assigned to such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and “ERISA affiliate” means any entity that under Section 414 of the Code is treated as a single employer with any Company.

Section 5.16. Proprietary Information.

(a) Schedule 5.16 lists all patents, patent applications, mask works, trademarks, trade names, service marks, logos, registered copyrights, and licenses used in the businesses of any Company as currently conducted (collectively, and together with any material technology, know-how, trade secrets, processes, formulas, techniques, and unregistered copyrights used in or necessary to any Company’s business, “Proprietary Information”). Each Company owns or has a valid license to use all Proprietary Information.

(b) In any instance where any Company’s rights to Proprietary Information arise under a license or similar agreement (other than for “off-the-shelf” software programs that have not been customized for its use), this is indicated in Schedule 5.16 and such rights are or were, as the case may be, licensed exclusively to it except as indicated in Schedule 5.16. To Stagecoach I’s and Stagecoach Energy’s Knowledge, none of the Proprietary Information owned by the Companies is being infringed by others, or is subject to any outstanding order, decree, judgment or stipulation. Each Company maintains reasonable security measures for the preservation of the secrecy and proprietary nature of all Proprietary Information.

(c) (i) To Stagecoach I’s or Stagecoach Energy’s Knowledge, no Company, nor any of the employees of any Company, has infringed or made unlawful use of, or is infringing or making unlawful use of, any proprietary or confidential information of any Person, including any former employer of any past or present employee or consultant of any Company; and (ii) to Stagecoach I’s and Stagecoach Energy’s Knowledge, the activities of the employees of any Company in connection with their employment does not violate and has not violated any agreements or arrangements that any such employees or consultants have with any former employer or any other Person, except where such infringement, unlawful use or violation would not reasonably be expected to have a Project Material Adverse Effect.

(d) To Stagecoach I’s and Stagecoach Energy’s Knowledge, the use of the name “Stagecoach” by the Companies and Stagecoach II does not violate any trademark, service mark, trade name rights, or similar rights or any other intellectual property rights of any kind and nature worldwide, and none of the Sellers, the Companies or Stagecoach II has received any written or, to Stagecoach II’s Knowledge, oral notice objecting or relating to the use of the name “Stagecoach” by the Companies or Stagecoach II.

Section 5.17. Insurance. Schedule 5.17 lists all policies of theft, fire, liability, workmen’s compensation, life, property and casualty, directors’/managers’ and officers’, medical malpractice, and other insurance owned or held by each Company and the basis on which such policies provide coverage (i.e., an incurrence or claims-made basis). All such policies are, and at all times since the respective dates set forth in Schedule 5.17 have been, in full force and effect, are or were sufficient for compliance in all material respects by each Company with all Contracts and Other Agreements to which any Company is a party, and provide that they will remain in full force and effect through the Closing Date, whereupon they shall be terminated with any refund of premiums accruing to Stagecoach I and Stagecoach Energy (to be shared in the same proportion as their respective payments in Section 2.2(a)). No Company is in default in any material respect with respect to its obligations under any of such insurance policies, or has received any written or, to Stagecoach I’s and Stagecoach Energy’s Knowledge, oral notification of cancellation of any such insurance policies.

Section 5.18. Employment of Officers, Employees. All of the individuals performing services to or on behalf of the Companies are treated as employees of one or more of the Employee Leasing Companies and CNYOG. A copy of all written Contracts and Other Agreements involving any Company and any Employee Leasing Company is attached as Schedule 5.18 and an accurate and complete list of the name and current annual salary and other compensation paid by each of the Employee Leasing Companies with respect to each of these individuals for performing services to or on behalf of the Companies is also set forth on Schedule 5.18.

Section 5.19. Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of any Company in connection with the negotiation or consummation of the transactions contemplated hereby, and no fee will be payable by any Company to any such Person in connection with such transactions.

Section 5.20. Compliance with Other Instruments, Laws, Etc.

(a) Each Company has at all times complied in all material respects with, and is currently in compliance in all material respects with, all Laws.

(b) Each Company is currently in compliance with (i) all unwaived terms and provisions of all Contracts and Other Agreements that any Company is or was a party or to or by which any of its assets or properties is or was bound or subject, and (ii) its organizational documents, except, in the case of clause (i), as would not have a Project Material Adverse Effect.

(c) Each Company has and at all relevant times had, and now maintains, and Schedule 5.20(c) lists, all licenses, Permits, and other authorizations from Governmental Authorities as are or were necessary to or used in the conduct of its business or in connection with the ownership or use of its respective properties, all of which are in full force and effect to the extent they are, as of the Closing Date, necessary to or used in the conduct of its business or in connection with the ownership or use of its respective properties, and true and correct copies of all of which have been delivered to the Purchasers.

Section 5.21. Transaction Costs. Except as set forth in Schedule 5.21, there are no costs, fees or expenses that are or will be payable by any Company in connection with the transactions contemplated hereby, or by any Company with respect to any transaction that is contemplated to occur contemporaneously with or in connection with the Closing (including those things referred to in the closing conditions set forth in Articles IX and X of this Agreement).

Section 5.22. Accounts Receivable. All accounts and notes receivable reflected on the 2004 Balance Sheet, and all accounts and notes receivable that have arisen since the date of the 2004 Balance Sheet, have arisen in the ordinary course of business consistent with past practice, and, to Stagecoach I’s or Stagecoach Energy’s Knowledge, represent valid obligations owing to the Companies, and have been collected, or to Stagecoach I’s or Stagecoach Energy’s Knowledge are collectible, in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof in accordance with their terms, net of any reserve for uncollectible accounts set forth in the 2004 Balance Sheet.

Section 5.23. Bank Accounts, Signing Authority, Powers of Attorney. Except as set forth in Schedule 5.23, no Company has any account or safe deposit box in any bank and no Person has any power, whether singly or jointly, to sign any checks on behalf of any Company, to withdraw any money or other property from any bank, brokerage or other account of any Company, or to act under any agency or power of attorney granted by any Company at any time for any purpose. Schedule 5.23 also sets forth the names of all Persons authorized to borrow money or sign notes on behalf of any Company.

Section 5.24. Holding Company; Investment Company. No Company is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company,” as each of such terms is defined in the Public Utility Holding Company Act of 1935, as amended. No Company is a “registered investment company” or an “affiliated person” or a “principal underwriter” of a “registered investment company,” as each such term is defined in the Investment Company Act of 1940, as amended.

Section 5.25. Native Gas. The Companies have good and marketable title, not subject to any Lien other than Permitted Liens, to the Native Gas in the Phase I Facilities. The Sellers have no Knowledge that the amount of Native Gas in the Phase I Facilities is less than approximately 509,017 decatherms.

Section 5.26. FERC Compliance.

(a) On February 23, 2001 in Docket Nos. CP00-61, CP00-62 and CP00-63, Central New York Oil and Gas Company LLC, 94 FERC ¶61,194 (2001), CNYOG was granted a certificate of public convenience and necessity authorizing it to construct and operate the Phase I Facilities, which are subject to FERC’s jurisdiction. In the same certificate order, CNYOG was authorized to charge market based rates, subject to certain conditions specified therein.

(b) Marketing has authority to charge market based rates pursuant to FERC’s Blanket Sales Certificate regulations and orders and has complied with the conditions imposed by such regulations and orders. Regulations Governing Blanket Marketer Sales Certificates, Order No. 547, 57 FR 57952 (Nov. 30, 1992), FERC Stats. & Regs., [Regs. Pmbls.], 1991-1996 ¶ 30,957 (1992); order on reh’g and clarification, 62 FERC ¶ 61,239 (1993); Amendments to Blanket Sales Certificates, Order No. 644, 68 Fed. Reg. 66,323 (Nov. 26, 2003), III FERC Stats. & Regs. [Regs. Pmbls.] ¶ 31,153 (2003) (codified at 18 C.F.R. §§ 284.401-403).

(c) Except as set forth in Schedule 5.26(c), the Companies have met all applicable regulatory and certificate conditions (including the filing of all quarterly and annual reports) and have complied with and made all necessary reportings and filings: (i) to construct and operate a natural gas storage facility subject to FERC jurisdiction; and (ii) to maintain market-based rate authority. To Stagecoach I’s or Stagecoach Energy’s Knowledge, there are no outstanding Actions pending, nor have there been any Actions during the last three years, that (i) challenged CNYOG’s certificate of authority to construct or operate the Phase I Facilities, (ii) challenged CNYOG’s tariff, rates or terms and conditions of service or Marketing’s contracts, (iii) challenged the Companies’ market based rate authority or sought to impose conditions or restrictions on the Companies’ market-based rate authority or (iv) otherwise alleged any violation or violations of any regulations related to the reporting, ownership or operation of CNYOG’s facilities. No submissions, filings or notifications with FERC are required by the Sellers, the Companies or the Purchasers as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(d) Except as set forth in Schedule 5.26(d), neither Company has any outstanding obligations owed to customers or other Persons relating to any refund (rate, insurance or penalty), exchange, cashout or imbalance obligations.

Section 5.27. Customer Inventory.

(a) CNYOG has (and at the Closing will have) physical possession and custody of a quantity of natural gas in the Phase I Facilities equal to the quantity of natural gas that must be delivered thereafter to customers in order to satisfy CNYOG’s obligations for delivery of natural gas (such quantity to be delivered to customers, the “Customer Gas Amount”), without delivery of any of the Native Gas or conversion of any of the Native Gas to working gas. Attached as Schedule 5.27(a) is a true and correct list (broken down by customer and quantity) of the inventory contained in the Customer Gas Amount as of the date of this Agreement and, in the case of the updated Schedule 5.27(a) contemplated by Section 9.9, as of the day immediately preceding the Closing Date.

(b) CNYOG is in compliance with the Pipeline Balancing Agreement, dated December 17, 2001, between CNYOG and TGPL. As of the day immediately preceding the Closing Date, the quantity of natural gas owed either by TGPL to CNYOG or by CNYOG to TGPL will be less than 400,000 decatherms and will be less than 10% of the total monthly scheduled quantity at the interconnect with TGPL’s Stagecoach lateral pipeline, unless in either event CNYOG and TGPL have agreed to operate outside of these parameters without the payment by either party of any cashout imbalance payment or other similar payment. As of the day immediately preceding the Closing Date, CNYOG’s calculation of the operational imbalance between it and TGPL will agree with TGPL’s calculation of the operational imbalance.

Section 5.28. Repair of Well W-6A. Schedule 5.28 contains a description of (i) the issues relating to the annular space of the storage well known as W-6A, (ii) the work done to address these issues and (iii) the testing done to determine the sufficiency of the work done to address these issues. On the date of this Agreement and as of the Closing Date, the storage well is and will be in proper operating condition consistent with past practices.

Section 5.29. No Other Representations or Warranties. Notwithstanding anything contained in this Article V or any other provision of this Agreement to the contrary, (a) the Purchasers acknowledge and agree that neither Stagecoach I, Stagecoach Energy, any of their respective Affiliates nor any of their respective managers, members, officers, directors, employees, agents or representatives is making any representation or warranty whatsoever, whether express or implied (including any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the Purchased Assets) or contained, or referred to, in any materials that have been provided to the Purchasers or any of their Affiliates, agents or representatives beyond those expressly given in this Agreement, and (b) it is understood that except for the representations and warranties expressly set forth in this Agreement, the Purchasers are acquiring Stagecoach I Assets “as is and where is.”

ARTICLE VI.

REPRESENTATIONS OF THE PURCHASERS

In order to induce the Sellers to enter into this Agreement and to sell the Purchased Assets, the Purchasers hereby represent and warrant to the Sellers as follows:

Section 6.1. Organization and Authority. The Purchasers are duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Purchasers have all requisite power and authority to carry on their respective businesses as now conducted.

Section 6.2. Power; Binding Effect; Non-Contravention.

(a) The Purchasers have all requisite right, power and authority (including all requisite approvals and authorizations of their managers and members) to execute and deliver this Agreement, to perform all of their obligations hereunder in accordance with the terms hereof, and to consummate all of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchasers and, assuming due authorization, execution and delivery by the Sellers, constitutes a legal, valid and binding agreement of the Purchasers, enforceable against the Purchasers in accordance with its terms, subject as to enforcement to bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by equitable principles relating to the availability of remedies.

(b) The execution and delivery of this Agreement by the Purchasers, the performance by the Purchasers of their obligations under this Agreement in accordance with the terms hereof, and the consummation by the Purchasers of the transactions contemplated hereby, will not conflict with or result (with or without the giving of notice or the lapse of time or both) in any conflict, violation, breach, or default, or the creation of any Lien, or the termination, acceleration, vesting, or modification of any right or obligation, under or in respect of (x) the organizational documents of the Purchasers, (y) any Law, or (z) any Contracts and Other Agreements or Permits to which the Purchasers are a party or by which the Purchasers or any of the Purchasers’ assets are bound, except as set forth in Schedule 6.2.

Section 6.3. Litigation, Etc. There is no Action pending, or to the Purchasers’ Knowledge, threatened, against the Purchasers that would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.4. Governmental and Other Third Party Consents. No consent, approval, or authorization of, or registration, designation, declaration, or filing with, any Governmental Authority, federal or other, or any other Person is required on the part of the Purchasers in connection with its execution, delivery or performance of this Agreement, or the consummation by it of the other transactions contemplated hereby, or the continued conduct of the present businesses of the Purchasers through the Closing Date except (i) for the filings and approvals referred to in Section 7.5 under the HSR Act, (ii) for any requirement to provide notices or obtain approvals with respect to a change of control of any of the Companies under any Permits, (iii) for filing and recording appropriate documents normally required in connection with conveyance of title to real or personal property or intellectual property, and (iv) those consents, approvals, authorizations, registrations, designations, declarations, or filings where the failure to obtain them would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.5. Investment Representations. Each of Inergy Acquisition and Inergy Storage is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act and has such knowledge, sophistication and experience in financial and business matters so as to be capable of evaluating the merits and risks of the transactions contemplated under this Agreement. Inergy Acquisition’s and Inergy Storage’s respective financial conditions are such that they are able to bear all economic risks of such investment in the Stagecoach I Assets, including a complete loss of their investments therein.

Inergy Acquisition and Inergy Storage will acquire the Stagecoach I Assets solely for investment purposes, with no present intention of distributing or reselling any of the Stagecoach I Assets or any interest therein. Inergy Acquisition and Inergy Storage are aware that the Stagecoach I Assets will not be registered under the Securities Act, and that neither the Stagecoach I Assets nor any interest therein may be sold, pledged, or otherwise transferred unless the Stagecoach I Assets are registered under the Securities Act or qualify for an exemption under the Securities Act.

Section 6.6. Financing. The Purchasers have or will have on the Closing Date sufficient funds available to them to purchase all of the Purchased Assets pursuant to this Agreement.

Section 6.7. Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of the Purchasers in connection with the negotiation or consummation of the transactions contemplated hereby, and no fee will be payable by the Purchasers to any such Person in connection with such transactions.

Section 6.8. Governmental Regulations. No Purchaser is (i) a “registered investment company” or an “affiliated person” or a “principal underwriter” of a “registered investment company,” as each such term is defined in the Investment Company Act of 1940, as amended, or (ii) a “natural gas company” as such term is defined in the Natural Gas Act of 1938, as amended.

Section 6.9. Governmental Compliance. The Purchasers acknowledge that as of the Closing, the Sellers will no longer be responsible for furnishing personnel in connection with the operation of the Phase I Facilities or the development of Phase II. In addition, the Purchasers acknowledge that the operation of the Phase I Facilities after the Closing will require the Companies to comply with certain Permits relating to the Phase I Facilities, some of which contain architectural and landscaping (including tree planting) terms and conditions.

ARTICLE VII.

COVENANTS

Section 7.1. Access to Information Concerning Properties and Records. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Closing Date and (b) the termination of this Agreement pursuant to Article XII, and other than in connection with Proprietary Information and information of third parties governed by any confidentiality or non-disclosure agreement entered into by the Sellers or their Affiliates, the Sellers (i) shall, and Stagecoach I and Stagecoach Energy shall cause the Companies to, upon reasonable notice, afford the Purchasers, and their counsel, accountants, lenders, prospective lenders, consultants and other authorized representatives, reasonable access during normal business hours to the officers, employees, properties, books and records of the Companies and Stagecoach II, and (ii) shall cause the Companies and Stagecoach II and shall use commercially reasonable efforts to cause each of their officers, employees, counsel, accountants, consultants and other representatives to furnish such additional financial and operating data and other information and respond to such inquiries as the Purchasers and their counsel, accountants, lenders, prospective lenders, consultants and other authorized representatives, shall from time to time reasonably request regarding the Purchased Assets. The Sellers shall not be obligated to furnish such additional data or information to the extent such data is not currently available at the time of the request or to the extent the request would impose on the Sellers more than an insignificant financial cost.

Section 7.2. Conduct of Business of the Companies and Stagecoach II. Except as required or specifically contemplated by this Agreement or the Settlement Agreement, during the period from the date of this Agreement until the earlier to occur of (A) the Closing Date and (B) the termination of this Agreement pursuant to Article XII, Stagecoach I and Stagecoach Energy shall cause the Companies to, and Stagecoach II shall, conduct their respective operations in the ordinary course of business, consistent with past practice, and Stagecoach I and Stagecoach Energy shall cause the Companies to, and Stagecoach II shall, use commercially reasonable efforts to (i) preserve intact their respective business organizations, (ii) keep available the services of their respective officers and employees, and (iii) maintain their respective relationships with suppliers, distributors, customers, landlords, unions and others having business relationships with the Companies or Stagecoach II. Except as otherwise required or specifically contemplated by this Agreement or as set forth in Schedule 7.2, during the period from the date of this Agreement until the earlier of (1) the Closing Date and (2) the termination of this Agreement pursuant to Article XII, Stagecoach I and Stagecoach Energy shall cause the Companies not to, and Stagecoach II shall not, without the prior written consent of the Purchasers, which consent may not be unreasonably withheld:

(a) amend its certificate of formation or limited liability company agreement or other organizational documents;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options or otherwise) any membership interests in, or any other Capital Stock of, such Company;

(c) split, combine or reclassify any of its Capital Stock, declare, set aside or pay any dividend or other distribution (whether in Capital Stock or property or any combination thereof) in respect of its Capital Stock or redeem or otherwise acquire any of its securities or its Capital Stock; provided, however, that the Companies and Stagecoach II are entitled to make cash distributions to their Affiliates (whether or not in the ordinary course of business and consistent with past practice);

(d) pledge or otherwise encumber the Stagecoach I Assets or the Stagecoach II Assets;

(e) (i) increase the compensation payable or to become payable by any Company or Stagecoach II to any of the field operators performing services at the Phase I Facilities or (ii) enter into a newly created, or make any amendments other than as required by Law to, any existing bonus, insurance, pension or other Employee Benefit Plan, payment or arrangement, for or with any of such field operators, or with any Persons whose employment with a Company or Stagecoach II will be initiated prior to Closing (except (A) with respect to any employees that the Purchasers inform the Sellers that they will not be making an offer of employment to pursuant to Section 7.6(a), (B) as approved in writing by the Purchasers or (C) in the ordinary course of business consistent with past practice);

(f) sell, lease or otherwise dispose of any interest in any asset (other than (i) in the ordinary course of business and consistent with past practice, (ii) pursuant to the proviso in Section 7.2(c) or (iii) the transfer of the Stagecoach I Excluded Assets to any of the Sellers or their Affiliates);

(g) make any loan or advance to any stockholder, member, manager, officer or director of a Company or Stagecoach II or to any other Person;

(h) take any action, engage in any transaction or enter into any Contract or Other Agreement that would cause any of the representations or warranties set forth in Articles III, IV or V to be untrue in any material respect as of the Closing Date;

(i) permit any insurance policy naming any Company or Stagecoach II as a beneficiary or a loss payable payee and relating to any significant assets associated with any Company or Stagecoach II to be canceled, terminated or modified or any of the coverage thereunder to lapse unless simultaneously with such termination, cancellation or modification, replacement policies providing substantially the same coverage are in full force and effect;

(j) fail to pay and discharge, on a timely basis consistent with past practices, any liabilities that constitute current liabilities under GAAP, except for (A) liabilities not yet due, (B) liabilities that are subject to good faith contest for which appropriate reserves have been established and in which such liability is included as a liability in the methodology set forth in Section 2.3(a) and (C) Indebtedness under the Existing Loan Documents;

(k) stipulate or otherwise settle any dispute with any Governmental Authority, including any Tax dispute relating to ad valorem Taxes, property Taxes or Qualified Empire Zone Enterprise credits;

(l) sell or otherwise withdraw any of the Native Gas;

(m) enter into, amend, alter, assign or terminate any Material Contract, or waive any rights under any Material Contract;

(n) except as contemplated by this Agreement, enter into, amend, alter, assign or terminate any Contracts and Other Agreements between or among any Company or Stagecoach II and any one or more of the parties to the Settlement Agreement or any Seller Related Party, or waive any rights under any such Contracts and Other Agreements;

(o) amend, alter, assign or terminate any Phase II Contract;

(p) except as required by GAAP or the Commission, change the accounting principles or methods from those used in the 2004 Balance Sheet and the related compiled consolidated statements of operations, changes in member’s equity and cash flows of the Companies; or

(q) enter into a legally binding commitment with respect to, or any Contract or Other Agreement to take, any of the foregoing actions.

Section 7.3. Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions contained herein, the Sellers and the Purchasers shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing Date, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts and Other Agreements with the Sellers or the Companies (including landlords) as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Articles IX and X. Subject to the terms and conditions of this Agreement, the Sellers and the Purchasers shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the purchase and sale of the Purchased Assets pursuant to this Agreement.

Section 7.4. Exclusive Dealing. Except for any communication allowed pursuant to Section 13.4, the Sellers, the eCORP Seller Guarantors and Highstar covenant and agree that during the period commencing on the date hereof and ending on the earlier to occur of (a) the Closing Date, and (b) the termination of this Agreement pursuant to Article XII, none of the Sellers, the eCORP Seller Guarantors, Highstar or their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents will take any action, directly or indirectly, to knowingly encourage, solicit, initiate or engage in discussions or negotiations with, or provide any information to, any Person, other than the Purchasers (and their Affiliates and representatives), concerning any acquisition of the Purchased Assets or the business or assets of the Sellers or the Companies, in whole or in part, directly or indirectly.

Section 7.5. HSR Act and Other Filings.

(a) The Purchasers and the Sellers shall (i) within 15 days after the date hereof, make such filings as may be required by the HSR Act with respect to the transactions contemplated hereby, (ii) respond promptly to inquiries from the Department of Justice and the Federal Trade Commission in connection with such filings, (iii) file or cause to be filed as promptly as practicable with the Department of Justice and Federal Trade Commission any supplemental information that may be requested pursuant to the HSR Act, and (iv) seek the earliest possible termination or waiver of the waiting period under the HSR Act.

(b) Each of the Sellers and the Purchasers shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. If any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, the Sellers and the Purchasers shall cooperate to contest and resist any such Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement, including by pursuing all commercially reasonable avenues of administrative and judicial appeal;

provided, however, that nothing in this Section 7.5 requires the Purchasers or the Sellers to offer or agree to enter into any Contracts or Other Agreements, including agreements to sell, license or otherwise dispose of, restrict or hold separate or otherwise divest, all or any part of (i) any asset or business, or any asset or business of Subsidiaries or Affiliates, or (ii) any asset or business of the Companies, or otherwise limit, in any respect, the conduct of the present or future business of either the Purchasers, the Sellers, the Companies or their respective Affiliates, as the case may be.

(c) Each of the Sellers and the Purchasers shall promptly inform each other of any material communication made to, or received by such party from, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby.

(d) The Purchasers shall be responsible for the fee associated with the filing under the HSR Act.

Section 7.6. Hiring of Employees, Health Plan Continuation Coverage.

(a) At least five (5) days prior to the Closing, the Purchasers will notify the Sellers in writing as to which of the field operators performing services at the Phase I Facilities to or on behalf of the Companies, the Purchasers, or their Affiliate, would like to extend offers of employment. Each offer of employment to a field operator must include a base salary no less than the base salary of such field operator on the date of the Closing. Each field operator who accepts such offer and becomes employed by the Purchasers or their Affiliates is referred to as a “Continuing Employee”. Continuing Employees will have the right to participate in any and all of the Purchasers’ or a Purchasers’ Affiliate’s benefit plans to the same extent as any similarly situated employee of the Purchasers, provided that the Continuing Employees (and their eligible dependents) will be covered under a group medical plan of the Purchasers or one of their Affiliates effective on the Closing Date. The Purchasers will recognize, or will cause their appropriate benefit plan to recognize, (i) for purposes of satisfying any applicable deductibles during the period beginning on January 1, 2005 and ending on the Closing Date, any payment made by any Continuing Employee towards the satisfaction of any deductibles (a term that, for this purpose, will not include any out-of-pocket maximums) in any benefit plan and (ii) for purposes of determining eligibility to participate, vesting and benefit accrual (other than for benefit accrual under any defined benefit plan) of Continuing Employees, all service with the Companies. None of the Purchasers’ or their Affiliate’s group medical plans will recognize any payment made by any Continuing Employee under any of the Sellers’ or their Affiliate’s medical plans for purposes of the Continuing Employees’ out-of-pocket maximum under the Purchasers’ or their Affiliate’s medical plan. The Purchasers agree that their health and welfare plans in which Continuing Employees participate on and after Closing will, to the extent required by the Health Insurance Portability and Accountability Act of 1996, waive any pre-existing condition exclusion (to the extent such exclusion was waived under applicable health and welfare plans offered to the Continuing Employees by the Companies) and any proof of insurability for such Continuing Employees and their eligible dependents.

(b) Stagecoach I and Stagecoach Energy shall (in accordance with their respective ownership percentages in the Companies) remain responsible for any severance benefits, termination indemnity payments or similar payments, if any, owed to any individual who is not extended an offer of employment with the Purchasers or an Affiliate of the Purchasers as provided in Section 7.6(a) or who is extended an offer of employment but does not accept such offer.

(c) The Sellers (or an Affiliate of the Sellers) shall be responsible for payment of medical and dental claims incurred by Continuing Employees (and their eligible dependents) prior to the Closing Date in accordance with the terms of the applicable Seller or Seller’s Affiliate sponsored plan. Effective as of 12:01 a.m. on the Closing Date, all Continuing Employees (and their eligible dependents) shall cease to be covered by the Sellers’, or one of the Sellers’ Affiliates’ Employee Benefit Plans, including plans, programs, policies and arrangements that provide medical and dental coverage, life and accident insurance, disability coverage, and vacation and severance pay. The Purchasers (or an Affiliate of the Purchasers) shall be responsible for payment of medical and dental claims incurred by Continuing Employees (and their eligible dependents) on or after the Closing Date in accordance with the terms of the applicable Purchasers- or Purchasers’ Affiliate-sponsored plan. Notwithstanding the foregoing, the Sellers shall be responsible for providing any Seller employee or employee of one of the Sellers’ Affiliates who loses coverage under a group health care plan sponsored by a Seller or one of the Seller’s Affiliates, including an individual who loses coverage in connection with the purchase and sale of the Purchased Assets, the election of group health coverage to the extent required by Section 4980B of the Code and any applicable state Laws mandating health insurance continuation coverage (“Continuation Coverage”) under the terms of the health plans maintained by a Seller or an Affiliate of a Seller. Effective as of the Closing Date, the Purchasers or an Affiliate of the Purchasers shall perform the duties required of a successor employer with respect to Continuation Coverage, including making such coverage available to Continuing Employees upon their termination of employment with the Purchasers or an Affiliate of the Purchasers on or after the Closing Date, or to other qualified beneficiaries whose qualifying event occurs on or after the Closing Date, to the extent required by Law.

Section 7.7. Publication Rights. Subject to Section 7.17, after the Closing, eCORP may publish articles or other materials, or participate in the publication of articles or other materials, relating to the architectural and engineering design of the Phase I Facilities.

Section 7.8. Release of Company Guaranty. The Purchasers and the Sellers shall, and shall cause each of their respective Affiliates to, cooperate and use commercially reasonable efforts in order that, effective as of the Closing Date, (i) the Company Guaranty and any liabilities related thereto shall be released as to Stagecoach I, and (ii) substitute arrangements, if necessary, of the Purchasers or their Affiliates are in effect. If requested by the Sellers, the Purchasers shall, or shall cause their Affiliates to, at the Closing, execute and deliver an assumption of the Company Guaranty in the form attached as Exhibit 7.8.

Section 7.9. Delivery of Books and Records. Promptly after the Closing, the Sellers will deliver to the Purchasers (i) all records relating to the design, drilling, development,

construction or operation of the Phase I Facilities or Phase II, including all surveys, environmental reports, seismic records and surveys, shot points, field notes, gravity maps, electric logs, geological and geophysical prospect maps, archeological and geological data (including the archeological and geological data listed on Schedule 7.9), structure maps, drilling records, geological base maps, engineering designs and drawings and similar documents that are in their possession or under their control, or in the possession or control of eCORP or its Affiliates or contractors with respect to the analysis, design, drilling, development, construction or operation of the Phase I Facilities or Phase II or the real property interests owned or otherwise held by the Companies or Stagecoach II (the “Technical Records”) and (ii) all business records and other data and information (in whatever form maintained, including hardcopy form or electronic form and information known by any Continuing Employee) including administrative records, financial records, minute books, policy files, sales records, employee files, files and records relating to regulatory matters and accounting records in the possession or control of the Sellers or eCORP or its Affiliates or contractors with respect to the Companies or Stagecoach II (the “Business Records” and, together with the Technical Records, the “Books and Records”). The Purchasers and the Companies shall have the full and unrestricted right to use any and all information contained in or discernable from the Books and Records and no provision of this Agreement shall restrict such rights.

Section 7.10. Preservation of Companies’ Books and Records by the Purchasers. The Purchasers shall, from and after the Closing Date, preserve all significant books and records of the Companies relating to the Companies and their business and operations prior to the Closing Date for a seven (7) year period, and, thereafter, not destroy or dispose of or allow the destruction or disposition of such books and records without first having offered in writing to deliver such books and records to Stagecoach I at Stagecoach I’s expense. If Stagecoach I fails to request such books and records within thirty (30) days after receipt of the notice described in the preceding sentence, the Purchasers may dispose of such books and records.

Section 7.11. Consent to Use of Financial Statements. The Sellers shall use commercially reasonable efforts, without the payment of money, to obtain the consent of the accountants preparing the financial statements described in Section 5.5 to use such financial statements in connection with public or private debt or equity financings of the Purchasers or their Affiliates or other documents filed by the Purchasers or their Affiliates with the U.S. Securities and Exchange Commission or any other Governmental Authority. In addition, the Sellers will not object to the use of such financial statements.

Section 7.12. Purchaser Guaranty. As the indirect owner of all of the equity interest in the Purchasers and in consideration of the direct and indirect benefits to be realized by the MLP, the MLP hereby unconditionally and absolutely guarantees to the Sellers the performance by the Purchasers of all of the terms, covenants, conditions, duties and obligations contained in this Agreement (including the prompt payment of any amounts to be paid by the Purchasers under this Agreement). This is an absolute and unconditional guaranty of payment and performance and may be proceeded upon by the Sellers before taking any action against the Purchasers or after action against the Purchasers has been commenced. The obligations of the MLP under this Section 7.12 will not be discharged or impaired or otherwise affected by the failure of the Sellers to assert any claim or demand or to enforce any remedy under this Agreement, by any waiver, modification, or amendment of any provision hereof, by any default, failure, or delay, willful or otherwise, in the payment or performance by the Purchasers of amounts payable or performance required under this Agreement, or by any other act or thing or omission or delay to do any other act or thing that may or might in any manner or to any extent vary the risk of the MLP or to otherwise operate as a discharge of the MLP as a matter of Law. Except with respect to those claims for indemnification asserted under Article XI (including any claims relating to Tax matters covered under Section 11.3(b)) on or before the fourth anniversary of the Closing Date that have been guaranteed by the MLP under this Section 7.12, the MLP’s guarantee under this Section 7.12 shall terminate and be of no further force or effect after the fourth anniversary of the Closing Date.

Section 7.13. Seller Guaranty.

(a) Phase I Guaranty. If the Closing occurs, then:

(i) Highstar, as a direct owner of a portion of the equity interests in Stagecoach I and in consideration of the direct and indirect benefits to be received by Highstar, hereby unconditionally and absolutely guarantees to the Purchasers (A) fifty percent (50%) of each payment obligation of Stagecoach I and Stagecoach Energy under Section 11.2(a) and (B) Highstar’s proportionate share of the remittance of any decrease in the Stagecoach I Purchase Price under Section 2.3, with such proportionate share to be determined as set forth on Schedule 7.13(a). This is an absolute and unconditional guaranty of payment only and may be proceeded upon by the Purchasers before taking any action against Stagecoach I, Stagecoach Energy or any eCORP Seller Guarantor or after action against Stagecoach I, Stagecoach Energy or any eCORP Seller Guarantor has been commenced. The obligations of Highstar pursuant to this Section 7.13(a)(i) will not be discharged or impaired or otherwise affected by the failure of the Purchasers to assert any claim or demand or to enforce any remedy under this Agreement, by any waiver, modification or amendment of any provision hereof, by any default, failure, or delay, willful or otherwise, in the payment or performance by Stagecoach I or Stagecoach Energy of amounts payable or performance required under this Agreement, or by any other act or thing or omission or delay to do any other act or thing that would operate as a discharge of the eCORP Seller Guarantors or Highstar as a matter of Law. Except with respect to those claims for indemnification asserted under Article XI (including any claims relating to Tax matters covered under Section 11.2(a)(ii)) on or before the fourth anniversary of the Closing Date that have been guaranteed by Highstar under this Section 7.13(a)(i), Highstar’s guarantee under this Section 7.13(a)(i) shall terminate and be of no further force or effect after the fourth anniversary of the Closing Date.

(ii) The eCORP Seller Guarantors, as direct or indirect owners of a portion of the equity interests in each of Stagecoach I and Stagecoach Energy and in consideration of the direct and indirect benefits to be received by each of the eCORP Seller Guarantors, hereby, jointly and severally, unconditionally and absolutely guarantee to the Purchasers (A) fifty percent (50%) of each payment obligation of Stagecoach I and Stagecoach Energy under Section 11.2(a) and

(B) the eCORP Seller Guarantors’ proportionate share of the remittance of any decrease in the Stagecoach I Purchase Price under Section 2.3, with such proportionate share to be determined as set forth on Schedule 7.13(a). This is an absolute and unconditional guaranty of payment and performance and may be proceeded upon by the Purchasers before taking any action against Stagecoach I, Stagecoach Energy, any eCORP Seller Guarantor or Highstar or after action against Stagecoach I, Stagecoach Energy, any eCORP Seller Guarantor or Highstar has been commenced. The obligations of the eCORP Seller Guarantors pursuant to this Section 7.13(a)(ii) will not be discharged or impaired or otherwise affected by the failure of the Purchasers to assert any claim or demand or to enforce any remedy under this Agreement, by any waiver, modification or amendment of any provision hereof, by any default, failure, or delay, willful or otherwise, in the payment or performance by Stagecoach I or Stagecoach Energy of amounts payable or performance required under this Agreement, or by any other act or thing or omission or delay to do any other act or thing that would operate as a discharge of the eCORP Seller Guarantors or Highstar as a matter of Law. Except with respect to those claims for indemnification asserted under Article XI (including any claims relating to Tax matters covered under Section 11.2(a)(ii)) on or before the fourth anniversary of the Closing Date that have been guaranteed by the eCORP Seller Guarantors under this Section 7.13(a)(ii), the eCORP Seller Guarantors’ guarantee under this Section 7.13(a)(ii) shall terminate and be of no further force or effect after the fourth anniversary of the Closing Date.

(b) Phase II Guaranty. If the Closing occurs, the eCORP Seller Guarantors, as the direct and indirect owners of a portion of the equity interests in the Sellers and in consideration of the direct and indirect benefits to be received by the eCORP Seller Guarantors, hereby, jointly and severally, unconditionally and absolutely guarantee to the Purchasers the full and timely payment and performance by Stagecoach II of all of the terms, covenants, conditions, duties and obligations contained in this Agreement (including the representations and warranties set forth in this Agreement, the indemnification obligations of Stagecoach II set forth in this Agreement and those covenants contained in Article VII (to the extent that such covenants relate to the sale and purchase of the Stagecoach II Assets)). This is an absolute and unconditional guaranty of payment and performance and may be proceeded upon by the Purchasers before taking any action against Stagecoach II or any eCORP Seller Guarantor or after action against Stagecoach II or any eCORP Seller Guarantor has been commenced. The obligations of the eCORP Seller Guarantors under this Section 7.13(b) will not be discharged or impaired or otherwise affected by the failure of the Purchasers to assert any claim or demand or to enforce any remedy under this Agreement, by any waiver, modification or amendment of any provision hereof, by any default, failure, or delay, willful or otherwise, in the payment or performance by Stagecoach II of amounts payable or performance required under this Agreement, or by any other act or thing or omission or delay to do any other act or thing that may or might in any manner or to any extent vary the risk of the eCORP Seller Guarantors or to otherwise operate as a discharge of the eCORP Seller Guarantors as a matter of Law. Except with respect to those claims for indemnification asserted under Article XI (including any claims relating to Tax matters covered under

Section 11.2(b)(ii)) on or before the fourth anniversary of the Closing Date that have been guaranteed by the eCORP Seller Guarantors under this Section 7.13(b), the eCORP Seller Guarantors’ guarantee under this Section 7.13(b) shall terminate and be of no further force or effect after the fourth anniversary of the Closing Date.

Section 7.14. Satisfaction of Liabilities.

(a) On the Closing Date:

(i) Stagecoach I and Stagecoach Energy will obtain releases of all Liens on the Stagecoach I Assets, with the result being that the Stagecoach I Assets will be held on the Closing Date by Stagecoach I and Stagecoach Energy, and transferred to Inergy Acquisition and Inergy Storage, free and clear of all Liens and without any restrictions on transferability except for those conditions or restrictions on transferability imposed by Law;

(ii) Stagecoach II will obtain releases of all Liens other than those Permitted Liens on the Stagecoach II Assets that are not required to be discharged and released on the Closing Date, with the result being that the Stagecoach II Assets will be held on the Closing Date by Stagecoach II, and transferred to Inergy Stagecoach II, free and clear of all Liens other than those Permitted Liens that are not required to be discharged and released on the Closing Date;

(iii) Stagecoach I and Stagecoach Energy will (and will cause the Companies to) obtain releases of all Liens, other than those Permitted Liens that are not required to be discharged and released on the Closing Date and those Liens subject to a bond as provided in Section 7.18, on all of the assets of the Companies, with the result being that such assets will be held on the Closing Date by the Companies free and clear of all Liens other than Permitted Liens that are not required to be discharged and paid at Closing and Liens subject to such bonds; and

(iv) Stagecoach I and Stagecoach Energy will (and will cause the Companies to) satisfy in full from the proceeds of the Stagecoach I Purchase Price all Indebtedness of the Companies and all Capital Leases.

(v) Prior to the Closing, the Companies will satisfy in full and discharge all of their debts and liabilities (including those arising in connection with the termination of the Contracts and Other Agreements listed on Schedule 9.11(d)) to (A) the other parties to the Settlement Agreement (except as provided in Section 9.11), (B) the Seller Related Parties and (C) all of their respective Affiliates.

(b) After the Closing,

(i) Stagecoach I and Stagecoach Energy will satisfy in full and discharge, as and when due, all of their debts, liabilities and performance obligations (including under any Contracts and Other Agreements) existing or arising on or prior to the Closing (whether known, unknown, absolute, accrued, contingent or otherwise); and

(ii) Stagecoach II will satisfy in full and discharge, as and when due, all of its debts, liabilities and performance obligations (including under any Contracts and Other Agreements) existing or arising on or prior to the Closing (whether known, unknown, absolute, accrued, contingent or otherwise).

Section 7.15. Names. The Sellers agree that among the assets being acquired by the Purchasers are all of the Sellers’ right, title and interest, if any, with regard to the name or mark “Stagecoach.” Promptly following the Closing, each Seller will change its limited liability company name, and cause each of its Affiliates and all Seller Related Parties to do the same, and adopt new names that do not include the term “Stagecoach.” The Sellers and their Affiliates reserve the right to make nominal uses of the term “Stagecoach” (including the right to use the term “Stagecoach” on any of the Sellers’ websites to refer to past projects and for Permits and regulatory-related material, filings and applications). Except for the foregoing, the Sellers will, and will cause their Affiliates and all Seller Related Parties to, refrain from making any use of the name or mark “Stagecoach” from and after the Closing Date, and the Sellers will execute any one or more assignments, bills of sale or other documents that may from time to time be reasonably requested by the Purchasers in order to evidence the transfer and assignment of such name and mark. The Purchasers will change the name of Marketing to eliminate the name or mark “eCORP” within a reasonable period of time after the Closing.

Section 7.16. Continuity. For a period of at least one year following the Closing Date, each Seller will take all steps necessary to preserve and continue its existence as a limited liability company.

Section 7.17. Confidentiality.

(a) For a period of two years from and after the Closing, the Sellers and Highstar shall cause all data or information at any time received by or made available to any Seller, Highstar, any of their Affiliates or their respective representatives from or by the Purchasers, their Affiliates or their respective representatives regarding the Purchasers or their respective businesses, operations, financial conditions or prospects (any of the foregoing, “Purchaser Information”), to be maintained by the Sellers, Highstar and each of their Affiliates and their respective representatives in confidence, not to be utilized for any purpose (except, pending Closing, to prepare therefor) and not to be disclosed for any purpose.

(b) From the date of this Agreement until the Closing (or, if this Agreement is earlier terminated, then until two years after the date of such termination), the Purchasers shall cause all data or information at any time received by or made available to the Purchasers, their Affiliates or their respective representatives from or by the Sellers, Highstar and each of their Affiliates or their respective representatives regarding the Sellers, Highstar or each of their businesses, operations, financial conditions or prospects (any of the foregoing, “Seller Information”), to be maintained by the Purchasers, their Affiliates and their respective representatives in confidence, not to be utilized for any purposes (except pending Closing, to prepare therefor) and not to be disclosed for any purpose.

(c) The Purchasers, the Sellers and Highstar acknowledge that the approvals of the Governmental Authorities that are required in Article IX or X of this Agreement may necessitate the provision of Seller Information or Purchaser Information to Governmental Authorities in proceedings to obtain such approvals.

(d) Other than as provided in Section 7.17(c) and with respect to the obligations under Sections 7.17(a) and 7.17(b), if the party receiving Confidential Information (the “Receiving Party”) is requested by any Governmental Authority to disclose any Confidential Information of another party (the “Disclosing Party”), the Receiving Party shall give the Disclosing Party prompt notice of such requirement and will provide the Disclosing Party with prompt written notice of such request or requirement so that the Disclosing Party may seek an appropriate protective order. If the Receiving Party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Receiving Party shall give the Disclosing Party prompt notice of such requirement so that the Disclosing Party may attempt to seek such a protective order or other assurance that confidential treatment will be accorded to any such portion of such Confidential Information as may be required to be disclosed (and the Receiving Party shall cooperate reasonably with any such efforts by the Disclosing Party, but at the cost and expense of the Disclosing Party) or waive compliance with the terms of this Section 7.17. If such protective order or other remedy is not timely obtained, the Receiving Party agrees to give the Disclosing Party notice of the Confidential Information to be disclosed as far in advance of such disclosure as is reasonably practicable, and shall furnish only that portion of the Confidential Information for which the Disclosing Party has waived compliance with the relevant provisions of this Section 7.17, or that is, in the opinion of the Receiving Party’s legal counsel, required to be disclosed in order to avoid a contempt order or other civil or criminal sanction or penalty. For purposes of this Section 7.17, “Confidential Information” means, with respect to the Sellers, Highstar and each of their Affiliates and their respective representatives, Purchaser Information, and with respect to the Purchasers, their Affiliates and their respective representatives, Seller Information.

(e) Notwithstanding the foregoing, the confidentiality obligations set forth in this Section 7.17 do not apply to any disclosure of information:

(i) that at the time of disclosure is already in the public domain through no fault of the applicable parties, their Affiliates or their respective representatives;

(ii) that after disclosure becomes part of the public domain through no act or fault of the applicable parties or their Affiliates or their respective representatives;

(iii) if such information subsequently becomes known to the applicable parties or their Affiliates on a non-confidential basis through no breach of their obligations hereunder and from a source other than the parties hereto or their Affiliates or their advisers, provided that, to the knowledge of such party, such source is not bound by any agreement to keep such information confidential or, to the knowledge of such party, is otherwise prohibited from transmitting the information to any party hereto or their Affiliates by a contractual, legal or fiduciary obligation;

(iv) that is independently developed by the applicable parties or their Affiliates through no breach of their obligations hereunder; or

(v) required by Law or stock exchange rules; provided that the applicable parties shall comply with Section 7.17(d) to protect any such information.

Section 7.18. Bonds. The parties acknowledge that because of certain unresolved disputes, the Persons listed on Schedule 5.7(b) (including PPPSNCL–Stagecoach Joint Venture and SNC–Lavalin Corporation) have filed Liens against the Owned Real Property. On or before the Closing Date, the Sellers shall, at their option (i) deliver to the Purchasers certificates evidencing one or more surety bonds sufficient to release or bond over such Liens in accordance with New York Law, with such bonds to be in form and substance and in amount reasonably acceptable to the Purchasers, or (ii) discharge by payment any such Lien and deliver to the Purchasers evidence of such discharge in form and substance reasonably acceptable to the Purchasers.

Section 7.19. Marketing Agreement. The Sellers shall cause Marketing to not exercise the recall right set forth in Section 2.6 of the Marketing Agreement.

Section 7.20. Notice of Seller Breach. The Sellers shall give prompt notice (each notice, a “Breach Notice”) to the Purchasers of (a) the occurrence or non-occurrence of any event, change, effect or development of which the Sellers obtain Knowledge the occurrence or non-occurrence of which would cause or would be reasonably likely to cause any representation or warranty of the Sellers contained in this Agreement to be untrue or incorrect in any material respect on or prior to the Closing Date and (b) any failure of the Sellers, the eCORP Seller Guarantors or Highstar to perform or comply with any agreement, obligation, covenant or condition to be performed or complied with by any of them under this Agreement. Each Breach Notice must include a reasonably detailed description of the event, change, effect, development or failure disclosed in the Breach Notice. The delivery of a Breach Notice will not be deemed to (A) modify any representation or warranty hereunder, (B) modify any condition set forth in Article IX, or (C) except as provided in the next sentence or Section 7.21, limit or otherwise affect the remedies available hereunder to the Purchasers. If the Closing occurs, then the event, change, effect, development or failure disclosed in the Breach Notice will be deemed waived by the Purchasers and the Purchasers may not make a claim for indemnification under this Agreement or otherwise as a result of the event, change, effect, development or failure disclosed in a Breach Notice.

Section 7.21. Actual Knowledge of Seller Breach. If the Closing occurs, then any material breach of a representation, warranty, covenant (including a covenant contained in Section 7.20) or agreement will be deemed waived by the Purchasers and the Purchasers may not make a claim for indemnification under this Agreement or otherwise as a result of the material breach if, at the time of the Closing, David G. Dehaemers, Jr. or William R. Moler had actual knowledge of such breach.

Section 7.22. Consolidated Edison Term Sheet. The FSS Service Agreement, dated July 16, 2002, between CNYOG and PSEG Energy Resources & Trade, LLC expired on May 31, 2005. Attached as Schedule 7.22 is a copy of the term sheet that Consolidated Edison supplied CNYOG with respect to a contemplated agreement to replace the FSS Service Agreement that terminated. The Sellers will cause the Companies to use commercially reasonable efforts to obtain as soon as reasonably practicable all approvals and consents necessary or desirable to enter into a definitive agreement with Consolidated Edison on the terms set forth in such term sheet.

ARTICLE VIII.

TAX MATTERS

Section 8.1. Tax Returns; Obligation to Prepare and File Returns.

(a) Subject to Section 8.2(c), Stagecoach I shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Returns of the Companies, including income tax returns, that are due with respect to any taxable year or other taxable period ending prior to the Closing Date. In addition, Stagecoach I shall have the exclusive authority and obligation to prepare and timely file or cause to be prepared and timely filed, the income tax returns of the Companies for the stub period beginning on January 1, 2005 and continuing up to and including the Closing Date (the “Stub Period Income Tax Returns”). Such authority includes the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Companies are reported or disclosed on such Returns. Stagecoach I shall pay (or cause to be paid) all Taxes shown or required to be shown to be due on such Returns.

(b) Except with respect to the Stub Period Income Tax Returns, on and after the Closing Date the Purchasers shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Returns of the Companies, including income tax returns, that are due with respect to any taxable year or other taxable period ending on or after the Closing Date. Such authority includes the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Companies are reported or disclosed on such Returns. Subject to Section 8.1(c), the Purchasers shall pay (or cause to be paid) all Taxes shown or required to be shown to be due on such Returns.

(c) Except with respect to the Stub Period Income Tax Returns, the Purchasers shall pay or cause to be paid all Taxes shown as due on or with respect to Returns of each Company for any taxable period that includes the Closing Date (a

“Straddle Period”). Except with respect to the Stub Period Income Tax Returns, the Purchasers shall pay or cause to be paid all Taxes owed by each Company for all taxable periods beginning on or after the Closing Date.

(i) The Purchasers shall deliver to Stagecoach I copies of any Return for any Straddle Period that the Purchasers are obligated to prepare and file or cause to be prepared and filed pursuant to Section 8.1(b) no later than 15 Business Days before filing for approval by Stagecoach I, which approval shall not be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, it is understood and agreed that Stagecoach I will not be deemed to have unreasonably withheld, conditioned or delayed such consent if Stagecoach I requests a review by an independent accounting firm as provided in Section 8.1(c)(ii). Any such Return shall be accompanied by a calculation by the Purchasers pursuant to the provisions of Section 8.1(c)(iii) of the amount of the Taxes shown on such Return that are attributable to the pre-Closing portion of the Straddle Period (the “Pre-Closing Straddle Period”) and copies of any workpapers necessary to verify the computations of the Tax shown to be due on the Return and the calculation of the Tax allocable to the Pre-Closing Straddle Period. Except as set forth in Section 8.1(c)(ii), no later than one Business Day prior to the due date of any such Return, Stagecoach I shall pay to the Purchasers by wire transfer of immediately available funds to the account designated by the Purchasers an amount equal to the amount of Taxes of the Companies attributable to the Pre-Closing Straddle Period to the extent, if any, that such amount exceeds the sum of any estimated payments, deposits or credits made or applied to or by a taxing authority for the account of the Companies prior to the Closing Date. The Purchasers shall pay to Stagecoach I (which shall be solely responsible for paying to Stagecoach Energy its proportionate share) the amount, if any, by which the sum of any estimated payments, deposits or credits made or applied to or by a taxing authority for the account of the Companies prior to the Closing Date exceeds the amount of Taxes attributable to the Pre-Closing Straddle Period.

(ii) If Stagecoach I disagrees with the calculation of the Tax allocable to the Pre-Closing Straddle Period, it shall (A) notify the Purchasers of the disagreement, (B) provide reasonably specific details relating to the basis for the disagreement, (C) request that such calculation be reviewed by an independent accounting firm mutually agreeable to both Stagecoach I and the Purchasers and (D) pay to the Purchasers the amount of the Tax not in dispute. If Stagecoach I makes such a request, Stagecoach I and the Purchasers shall cooperate in a commercially reasonably manner in selecting the independent accounting firm reviewer and shall then cooperate in a commercially reasonably manner with the independent accounting firm so that it can complete its review and render its decision as soon as reasonably practicable. Stagecoach I’s obligation to pay the disputed portion of the Taxes will be deferred until five Business Days after the independent accounting firm renders its decision. If the review is not completed and payment made within twenty-five Business Days after the Business Day prior to the due date of such Return, the payment, as calculated by the independent accounting firm, shall bear interest at the annual rate of 6% from the Business

Day prior to the due date of such Return. The decision of the independent accounting firm shall be final and binding upon the parties hereto. Stagecoach I and the Purchasers shall each bear one-half of the fees and expenses of the independent accounting firm.

(iii) In the case of any Straddle Period:

(A) All ad valorem and property Taxes of a Company and any other periodic Taxes of a Company that are not based on income, net revenues or receipts (excluding sales and use and payroll Taxes), shall be allocated between the Pre-Closing Straddle Period and the post-Closing portion of the Straddle Period based on the ratio of the number of days in the Pre-Closing Straddle Period and the number of days in the entire Tax period; and

(B) Taxes of a Company for the Pre-Closing Straddle Period that are based on income, net revenues or receipts and sales and use and payroll Taxes will be computed as if such taxable period ended as of the effective time of the Closing, and such Taxes shall be computed by determining the items of income, expense, deduction, loss or credit on a “closing of the books” basis as of the effective time of the Closing.

Section 8.2. Controversies.

(a) The Purchasers and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Returns pursuant to Section 8.1 and any audit, litigation or other proceeding with respect to Taxes of the Companies. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to such preparation and filing and to any audit, litigation or other proceeding relating thereto and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Notwithstanding Article XI, except with respect to Taxes relating to or arising out of ad valorem Taxes or property Taxes, the Sellers shall be solely responsible for defending any audit, litigation or other proceeding with respect to Taxes of any Seller or the Companies attributable to any Tax period ending prior to the Closing Date (each such period, a “Pre-Closing Period”) or relating to the Stub Period Income Tax Returns, and shall have, subject to the provisions of this Section 8.2(b), the exclusive authority to conduct, negotiate, compromise and settle any such audit, litigation or other proceeding. The Purchasers shall give the Sellers prompt notice of the commencement of any such audit, litigation, or other proceeding of which they become aware and, at the Sellers’ request at any time and from time to time, any powers of attorney or other authorizations necessary or appropriate to give effect to the foregoing. The Sellers shall keep the Purchasers reasonably informed as to the progress of any such audit, litigation or other proceeding with respect to Taxes of the Companies, and shall, if the Purchasers so request in writing, permit the Purchasers at their expense to participate in any such audit, litigation or other proceeding solely insofar as it relates to the Companies; provided that the Sellers shall not settle any such audit, litigation or other proceeding insofar as it relates to the Companies without the Purchasers’ consent (not to be unreasonably withheld, conditioned or delayed) if such settlement would increase the Tax liabilities of the Purchasers or any of their Affiliates (including the Companies) for any period on or after the Closing Date.

(c) With respect to Taxes relating to or arising out of ad valorem Taxes or property Taxes, the Purchasers shall be solely responsible for defending any audit, litigation or other proceeding with respect to Taxes of the Companies attributable to any Pre-Closing Period, and shall have the exclusive authority, at their sole cost and expense, to conduct, negotiate, compromise and settle any such audit, litigation or other proceeding.

(d) Except as otherwise provided in Sections 8.2(a) or 8.2(b) and subject to Section 8.3, following the Closing Date the Purchasers shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Companies.

(e) Any Tax refund (other than with respect to Taxes relating to or arising out of ad valorem Taxes or property Taxes) that is received by the Companies (including any interest or penalties thereon) in cash from a taxing authority or otherwise credited to the Companies against payments due by the Companies to that taxing authority on or after the Closing Date (including any interest received with respect thereto) relating to (i) Pre-Closing Periods or Pre-Closing Straddle Periods, or (ii) Taxes paid prior to the Closing Date, shall be the property of the Sellers and the Purchasers shall pay promptly such amounts over to Stagecoach I (which shall be solely responsible for paying to Stagecoach Energy its proportionate share). If requested by the Sellers (which request must provide reasonably specific instructions regarding the requested actions to be taken), the Purchasers shall cause, at the sole cost and expense of the Sellers, the Companies to file for and use commercially reasonable best efforts to obtain and expedite the receipt of any cash refund to which the Sellers are entitled under this Section 8.2(e).

(f) Any Tax refund received by or credited to a Company on or after the date of this Agreement (including any interest or penalties thereon) relating to or arising out of ad valorem Taxes or property Taxes (whether relating to Pre-Closing Periods, Pre-Closing Straddle Periods or otherwise) shall be the property of the Purchasers. However, if any direct or indirect owner of a Seller is required by the New York Department of Taxation and Finance to repay in cash any Qualified Empire Zone Enterprise credits attributable to a Pre-Closing Period that were properly taken by such Person, which repayment is required as a result of the decrease in ad valorem Taxes or property Taxes owed by CNYOG as a result of the administrative and judicial proceedings described in Section 5.10(i), the Purchasers will promptly reimburse such Person an amount equal to the lesser of (i) the amount of such repayment and (ii) the amount of cash actually received by CNYOG from the appropriate taxing authority as a result of such decrease in ad valorem Taxes or property Taxes; provided, however, that in order to receive such reimbursement by the Purchasers, such Person must agree in writing to (A) grant to the Purchasers the exclusive authority to conduct, negotiate, compromise and settle any audit, litigation or other proceeding with respect to the Qualified Empire Zone Enterprise credits that were taken by such Person and (B) fully cooperate with the Purchasers with respect to any audit, litigation or other proceeding with respect to the Qualified Empire Zone Enterprise credits that were taken by such Person.

Section 8.3. Amended Returns. The Purchasers shall not file or cause to be filed any amended Return or claims for refund with respect to any Pre-Closing Period or any Straddle Period that would increase the Sellers’ liability for Taxes without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.4. Prior Tax Agreements. Effective as of the Closing, this Agreement terminates and supersedes any and all Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect on the Closing Date between or among any of the Sellers, any predecessor or Affiliate thereof or any Seller Related Party, on the one hand, and any of the Companies, on the other hand, for all Taxes imposed by any Government Authority, regardless of the period in which such Taxes are imposed.

Section 8.5. Non Foreign Person Affidavit. The Sellers shall furnish to the Purchasers on or before the Closing Date a non-foreign person affidavit as required by Section 1445 of the Code.

Section 8.6. Post-Closing Access and Cooperation. From and after the Closing Date, the Purchasers agree, and agree to cause both of the Companies, to permit Stagecoach I or the Sellers’ representative to have reasonable access, during normal business hours and upon reasonable notice, to the books and records of such Company, to the extent that such books and records relate to a Pre-Closing Period or Pre-Closing Straddle Period, and personnel of the Purchasers and such Company, for the purpose of enabling Stagecoach I to: (i) prepare the Returns specified in Section 8.1(a); (ii) investigate or contest any Tax matter that Stagecoach I has the authority to conduct under Section 8.2; and (iii) evaluate any claim for indemnification under Section 11.2(a)(iii) and, if Stagecoach I elects to assume the defense thereof, to defend the same.

Section 8.7. Expenses. Each party, at its own expense, shall file, to the extent required by applicable Law, all necessary Returns and other documentation with respect to all such transfer or sales and use Taxes relating to the purchase and sale of the Purchased Assets. The Purchasers shall pay any such Taxes in accordance with Section 13.1.

Section 8.8. 754 Election. The Sellers will cause CNYOG to make an election under Section 754 of the Code (and comparable election, if provided for, under applicable state or local Laws) to adjust the basis of the assets of the Companies in accordance with Section 743 of the Code in the Stub Period Income Tax Returns.

ARTICLE IX.

CONDITIONS TO THE PURCHASERS’ OBLIGATIONS

Section 9.1. Conditions to the Purchasers’ Obligations. The obligation of the Purchasers to purchase the Purchased Assets on the Closing Date and to take the other actions required to be taken by the Purchasers at the Closing is subject, at the Purchasers’ election, to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions set forth in this Article IX. To the extent there is a failure in one or more of such conditions and such failure relates solely to one (or less than all) of the Sellers, the Purchasers shall not be obligated to close with any Seller until all such conditions are satisfied.

Section 9.2. Truth of Representations and Warranties. The representations and warranties of each Seller contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects. Each Seller shall have delivered to the Purchasers a certificate, dated the Closing Date and signed by an authorized representative of such Seller, to such effect. Solely for purposes of this Section 9.2, the term “material” means, with respect to the representations or warranties of the Sellers, the failure of any or all representations or warranties to be true and correct would reasonably be expected to result in aggregate Losses to the Purchasers in excess of $2,000,000.

Section 9.3. Performance of Agreements. All of the agreements, obligations, covenants and conditions of each Seller to be performed on or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed or complied with in all material respects and each Seller shall have delivered to the Purchasers a certificate, dated the Closing Date and signed by an authorized representative of such Seller, to such effect.

Section 9.4. Approvals and Consents. All governmental and third-party consents, releases, waivers and approvals necessary to consummate the transactions contemplated by this Agreement, including the consent of Belden & Blake under the Belden & Blake Agreement and those set forth on Schedule 9.4, shall have been received and copies thereof delivered to the Purchasers. Any applicable waiting period under the HSR Act, including any extension thereof, shall have expired or shall have been earlier terminated.

Section 9.5. Non Foreign Person Affidavit. The Sellers shall have furnished to the Purchasers on or before the Closing Date a non-foreign person affidavit as required by Section 1445 of the Code.

Section 9.6. Opinions of Sellers’ Counsel. The Purchasers shall have received the written legal opinions of the Sellers’ counsels, Dewey Ballantine LLP and Bingham McCutchen LLP, covering the matters set forth in Exhibits 9.6-1 and 9.6-2, respectively, and dated as of the Closing Date.

Section 9.7. No Material Adverse Effect.

(a) Since the date of this Agreement, the Sellers shall not have suffered or be subject to any Seller Material Adverse Effect.

(b) Since the date of this Agreement, the Companies, Stagecoach II and the Purchased Assets shall not have suffered or be subject to any Project Material Adverse Effect.

Section 9.8. Resignation of Officers and Directors. Each officer, director and manager of the Companies shall have executed and delivered to the Purchasers letters of resignation effective as of the Closing.

Section 9.9. Updated Customer Gas Amount. On the Business Day immediately prior to the Closing Date, the Sellers shall deliver to the Purchasers a true and correct updated Schedule 5.27(a) as of that date.

Section 9.10. Termination of Administaff Agreement. The Client Service Agreement, dated as of January 10, 2005, between Administaff and CNYOG shall have been terminated and all payments due Administaff thereunder shall have been paid in full.

Section 9.11. Termination of NJRES Agreements and Other Agreements.

(a) Marketing shall not have elected to exercise the recall right described in Section 7.19.

(b) The Sellers shall have delivered to the Purchasers (i) a guarantee executed by eCORP that unconditionally and absolutely guarantees to the Purchasers and the Companies the performance by eCORP of the indemnification obligations of eCORP set forth in Section 3.e.6. of the Settlement Agreement, and (ii) a guarantee executed by NJRES that unconditionally and absolutely guarantees to the Purchasers and the Companies the performance by NJRES of the indemnification obligations of NJRES set forth in Section 7.f. of the Settlement Agreement, and which, in both cases, extends the benefit of such indemnities to the Companies.

(c) The Marketing Services Agreement, dated as of April 1, 2003, between CNYOG and eCorp Energy Marketing, LLC shall have been wound up and terminated except with respect to those ISS Service Contracts listed on Schedule 9.11(c). Except for commissions that will be payable by CNYOG to eCorp Energy Marketing, LLC after the Closing with respect to the ISS Service Contracts listed on Schedule 9.11(c) and in accordance with the formulas for computing such commissions described on Schedule 9.11(c), all commissions or other amounts to be received by eCorp Energy Marketing, LLC from a Company shall have been paid in full and settled prior to the Closing.

(d) The Companies shall have terminated all of the Contracts and Other Agreements that are listed on Schedule 9.11(d) and are between or among any Company and any one or more of the parties to the Settlement Agreement or any Seller Related Party.

Section 9.12. eCORP Operating, LLC Settlement. All Liens filed by eCORP Operating, LLC, a Nevada limited liability company, against the real property associated with Phase I shall have been released pursuant to a settlement agreement in form and substance reasonably satisfactory to the Purchasers.

Section 9.13. Bonds. On the Business Day immediately prior to the Closing Date, the Purchasers shall have received the certificates evidencing the bonds contemplated by Section 7.18.

Section 9.14. Satisfaction of Liabilities. The Sellers shall have provided documentation reasonably sufficient to evidence compliance with the requirements of Section 7.14(a), including payment in full of all Indebtedness under the Existing Loan Documents and release of all Liens in connection therewith.

Section 9.15. Noncompetition Agreement. The Sellers and the other Persons identified in Exhibit 9.15 shall have entered into a noncompetition agreement in substantially the form attached as Exhibit 9.15.

Section 9.16. No Litigation. No Governmental Authority shall have issued an order, decree or ruling restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

Section 9.17. Good Standing. The Sellers shall have delivered to the Purchasers certificates issued by appropriate Governmental Authorities evidencing the good standing of the Sellers, the Companies, the eCORP Seller Guarantors and Highstar as of a date or dates not more than five days prior to the Closing Date as a legal entity of the respective jurisdictions in which it was organized or qualified to do business.

Section 9.18. Audited 2002, 2003 and 2004 Financial Statements. At or prior to the Closing, the Sellers shall have delivered to the Purchasers complete and correct copies of the audited consolidated balance sheets of the Companies as of December 31, 2002, December 31, 2003 and December 31, 2004 and the related audited consolidated statements of operations, changes in member’s equity and cash flows of the Companies for the periods then ended and the footnotes relating thereto, and such financial statements shall be the same in all material respects as the Audited Balance Sheet, the 2003 Balance Sheet and the 2004 Balance Sheet, respectively, and the related audited (in the case of the Audited Balance Sheet) or unaudited (in the cases of the 2003 Balance Sheet and the 2004 Balance Sheet) consolidated statements of operations, changes in member’s equity and cash flows of Stagecoach I (in the case of the Audited Balance Sheet) or the Companies (in the cases of the 2003 Balance Sheet and the 2004 Balance Sheet) for the periods then ended. Without limiting the generality of the foregoing, each of the above-referenced financial statements must be accompanied by a report of independent public accountants stating without qualification that, in the opinion of the accounting firm providing the report, the financial statements were prepared in accordance with GAAP.

Section 9.19. Title Policy; Non-Imputation Affidavit. The Purchasers shall have received a title insurance policy from Title Associates Inc. in the form contemplated by the Title Commitment. Stagecoach I and Stagecoach Energy shall have executed and delivered to the

Purchasers a non-imputation affidavit, in form and substance satisfactory to Title Associates Inc. and the Purchasers sufficient for Title Associates Inc. to issue to CNYOG a non-imputation endorsement to the title policies to be issued to CNYOG and any lender to the Purchasers.

Section 9.20. Escrow Agreement. The Sellers shall have executed and delivered to the Purchasers the Escrow Agreement.

ARTICLE X.

CONDITIONS TO THE SELLERS’ OBLIGATIONS

Section 10.1. Conditions to the Obligations of the Sellers. The obligation of the Sellers to sell the Purchased Assets on the Closing Date and to take the other actions required to be taken by the Sellers at the Closing is subject, at the Sellers’ election, to satisfaction or waiver, at or prior to the Closing, of each of the following conditions set forth in this Article X.

Section 10.2. Truth of Representations and Warranties. The representations and warranties of the Purchasers contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as the Closing Date, except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects. The Purchasers shall have delivered to the Sellers a certificate, dated the Closing Date and signed by an authorized representative of the Purchasers to such effect.

Section 10.3. Performance of Agreements. All of the agreements, obligations, covenants and conditions of the Purchasers to be performed on or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed or complied with in all material respects, and the Purchasers shall have delivered to the Sellers a certificate, dated the Closing Date and signed by an authorized representative of the Purchasers, to such effect.

Section 10.4. Approvals and Consents. All governmental and third-party consents, releases, waivers and approvals necessary to consummate the transactions contemplated by this Agreement, including those set forth on Schedule 10.4, shall have been received and copies thereof delivered to the Sellers. Any applicable waiting period under the HSR Act, including any extension thereof, shall have expired, or shall have been earlier terminated.

Section 10.5. Opinion of the Purchasers’ Counsel. The Sellers shall have received the written legal opinion of Stinson Morrison Hecker LLP, in the form attached as Exhibit 10.5 and dated as of the Closing Date.

Section 10.6. No Litigation. No Governmental Authority shall have issued an order, decree or ruling restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

Section 10.7. Good Standing. The Purchasers shall have delivered to the Sellers certificates issued by the Delaware Secretary of State evidencing the good standing of the Purchasers and the MLP as of a date or dates not more than five days prior to the Closing Date.

Section 10.8. Escrow Agreement. The Purchasers shall have executed and delivered to the Sellers the Escrow Agreement.

ARTICLE XI.

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; RIGHT OF OFFSET

Section 11.1. Survival of Representations; Covenants. All representations, warranties, covenants and agreements made by the parties in this Agreement or pursuant to this Agreement in any certificate, instrument or document, will survive the consummation of the transactions contemplated by this Agreement for the period contemplated in Section 11.4.

Section 11.2. Indemnification Obligations of the Sellers.

(a) Stagecoach I and Stagecoach Energy. Each of Stagecoach I and Stagecoach Energy agrees, jointly and severally, to indemnify, defend and hold harmless the Purchasers, their Affiliates (including the Companies after the Closing) and their respective officers, directors, members, managers, employees, representatives and agents (collectively, the “Purchaser Indemnitees”) from any Environmental Claims, damages, losses, liabilities, obligations, claims, demands, settlements, judgments of any kind, interest or expenses (including attorney’s fees and expenses) (collectively, “Loss”), suffered, incurred or paid as a result of:

(i) The failure of any representation or warranty made by either Stagecoach I or Stagecoach Energy in Articles III or V of this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii) Any failure to perform any covenant or agreement made or undertaken by Stagecoach I or Stagecoach Energy in this Agreement (including those in Article VIII) or in any certificate or other document delivered by Stagecoach I or Stagecoach Energy to the Purchasers pursuant to this Agreement;

(iii) All Taxes imposed on or asserted against the properties, income or operations of the Companies for all Pre-Closing Periods and any Pre-Closing Straddle Period (it being understood that Stagecoach I’s and Stagecoach Energy’s obligations under this Section 11.2(a)(iii) shall not be duplicative of their obligations under Article VIII and Section 11.2(a)(i) and shall be determined consistently with Article VIII). The Purchasers shall promptly give Stagecoach I and Stagecoach Energy written notice of any claim made by any taxing authority (a “Tax Claim”) that the Purchasers have reasonably determined may give rise to a right of indemnification under this Section 11.2(a)(iii), including a computation of the amount of the claimed indemnification with sufficient detail and particularity to enable Stagecoach I and Stagecoach Energy to reasonably determine the amount of such required indemnification. If the Purchasers fail to notify Stagecoach I or Stagecoach Energy with respect to a Tax matter in accordance with Section 8.2(a), the Sellers shall not be obligated to indemnify the Purchaser Indemnitees under this Section 11.2(a)(iii) to the extent that such failure to notify the Sellers adversely affects the Sellers’ ability to defend against such contested Tax Claim and then only to the extent of such economic prejudice;

(iv) (A) The presence of Hazardous Substances, oil, gas or petroleum on any Property of either Company in violation of applicable Environmental Law resulting from a Release where the presence of such Hazardous Substances, oil, gas or petroleum is caused by the acts or omissions of any Person while either Company owned, controlled or had rights in or to the Property, including the extent to which such Release continues after Closing, (B) the presence of Hazardous Substances, oil or petroleum on any other property in violation of applicable Environmental Law resulting from a Release where the presence of such Hazardous Substances, oil, gas or petroleum arises out of the transport, disposal, treatment, arrangement for disposal or treatment, or arrangement for transport for disposal or treatment by Stagecoach I, Stagecoach Energy or either Company before the Closing, including the extent to which such Release continues after Closing, (C) any Environmental Claim based on or arising out of the conduct of Stagecoach I or Stagecoach Energy, either Company, any of their respective Affiliates or any Seller Related Party before the Closing, or (D) any non-compliance by Stagecoach I or Stagecoach Energy or either Company with any applicable Environmental Law or Permit before the Closing; and

(v) The Phase I Retained Liabilities (which, without limiting the generality of the foregoing but for the purpose of avoiding any doubt, such Phase I Retained Liabilities shall be the sole responsibility of the Sellers and the Purchasers shall be indemnified, defended and held harmless from any Loss relating thereto).

(b) Stagecoach II. Stagecoach II agrees to indemnify, defend and hold harmless the Purchaser Indemnitees from any Loss suffered, incurred or paid as a result of:

(i) The failure of any representation or warranty made by Stagecoach II in Article IV of this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii) Any failure to perform any covenant or agreement made or undertaken by Stagecoach II in this Agreement (including those in Article VIII) or in any certificate or other document delivered to the Purchasers by Stagecoach II pursuant to this Agreement;

(iii) All Taxes imposed on or asserted against the properties, income or operations of Stagecoach II or the Stagecoach II Assets for all Pre-Closing Periods and any Pre-Closing Straddle Period (it being understood that Stagecoach II’s obligations under this Section 11.2(b)(iii) shall not be duplicative of its obligations under Article VIII and Section 11.2(b)(i) and shall be determined consistently with Article VIII). The Purchasers shall promptly give Stagecoach II written notice of any Tax Claim that the Purchasers have reasonably determined may give rise to a right of indemnification under this Section 11.2(b)(iii), including a computation of the amount of the claimed indemnification with sufficient detail and particularity to enable Stagecoach II to reasonably determine the amount of such required indemnification. If the Purchasers fail to notify Stagecoach II with respect to a Tax matter in accordance with Section 8.2(a), Stagecoach II shall not be obligated to indemnify the Purchaser Indemnitees under this Section 11.2(b)(iii) to the extent that such failure to notify Stagecoach II adversely affects Stagecoach II’s ability to defend against such contested Tax Claim and then only to the extent of such economic prejudice;

(iv) (A) The presence of Hazardous Substances, oil, gas or petroleum on any Property of Stagecoach II or any Property associated with the Stagecoach II Assets in violation of applicable Environmental Law resulting from a Release where the presence of such Hazardous Substances, oil, gas or petroleum is caused by the acts or omissions of any Person while Stagecoach II owned, controlled or had rights in or to the Property, including the extent to which such Release continues after Closing, (B) the presence of Hazardous Substances, oil or petroleum on any other property in violation of applicable Environmental Law resulting from a Release where the presence of such Hazardous Substances, oil, gas or petroleum arises out of the transport, disposal, treatment, arrangement for disposal or treatment, or arrangement for transport for disposal or treatment by Stagecoach II before the Closing, including the extent to which such Release continues after Closing, (C) any Environmental Claim based on or arising out of the conduct of Stagecoach II, any of its Affiliates or any Seller Related Party before the Closing, or (D) any non-compliance by Stagecoach II with any applicable Environmental Law or Permit before the Closing; and

(v) The Phase II Retained Liabilities (which, without limiting the generality of the foregoing but for the purpose of avoiding any doubt, such Phase II Retained Liabilities shall be the sole responsibility of the Sellers and the Purchasers shall be indemnified, defended and held harmless from any Loss relating thereto).

Section 11.3. Indemnification Obligations of the Purchasers. The Purchasers, jointly and severally, agree to indemnify, defend and hold harmless each of the Sellers, their Affiliates and their respective members, managers, officers, directors, employees, representatives and agents (collectively, the “Seller Indemnitees”) from any Loss, suffered, incurred or paid as a result of:

(a) The failure of any representation or warranty made by the Purchasers in Article VI of this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(b) Any failure to perform any covenant or agreement made or undertaken by the Purchasers in this Agreement (including those in Article VIII) or in any certificate or other document delivered to the Sellers pursuant to this Agreement;

(c) (i) The presence of Hazardous Substances, oil, gas or petroleum on any Property of the Companies or any Property associated with the Stagecoach II Assets in violation of applicable Environmental Law resulting from a Release where the presence of such Hazardous Substances, oil, gas or petroleum is caused by the acts or omissions of any Person occurring after the Closing, (ii) the presence of Hazardous Substances, oil, gas or petroleum on any other property in violation of applicable Environmental Law resulting from a Release where the presence of such Hazardous Substances, oil, gas or petroleum arises out of the transport, disposal, treatment, arrangement for disposal or treatment, or arrangement for transport for disposal of treatment by any of the Purchasers or any Company after the Closing, (iii) any Environmental Claim based on the conduct of any of the Purchasers, any Company or any of their respective Affiliates occurring after the Closing, and (iv) any non-compliance by any of the Purchasers or any Company of any applicable Environmental Law or Permit occurring after the Closing; and

(d) The Assumed Liabilities.

Section 11.4. Claims Period. The Claims Period hereunder shall begin and terminate as follows:

(a) With respect to Purchaser Losses that are the subject of indemnification under Sections 11.2(a)(iii) and 11.2(b)(iii), the Claims Period shall begin on the Closing Date and continue until 30 days after the expiration of any applicable statute of limitations;

(b) With respect to Purchaser Losses that are the subject of indemnification under Sections 11.2(a)(v) and 11.2(b)(v), the Claims Period shall begin on the Closing Date and continue indefinitely;

(c) With respect to Purchaser Losses that are the subject of indemnification under Section 11.2(a)(i) or 11.2(b)(i) that arise out of or relate to any representation or warranty made by the Sellers in Sections 3.1, 3.2, 3.3, 4.1, 4.2, 5.1, 5.2, 5.3 or 5.10, the Claims Period shall begin on the Closing Date and continue indefinitely;

(d) With respect to Seller Losses that are the subject of indemnification under (1) Section 11.3(a) that arise out of or relate to any representation or warranty made by the Purchasers in Section 6.1, 6.2 or 6.5, and (2) Section 11.3(d), the Claims Period shall begin on the Closing Date and continue indefinitely;

(e) With respect to Purchaser Losses that are the subject of indemnification under Sections 11.2(a)(ii) or 11.2(b)(ii), other than those that arise out of or relate to Section 7.14, the Claims Period shall begin on the Closing Date and continue until the third anniversary of the Closing Date;

(f) With respect to Purchaser Losses that are the subject of indemnification under Sections 11.2(a)(ii) or 11.2(b)(ii) that arise out of or relate to Section 7.14, the Claims Period shall begin on the Closing Date and continue indefinitely;

(g) With respect to Seller Losses that are the subject of indemnification under Section 11.3(b), the Claims Period shall begin on the Closing Date and continue until the third anniversary of the Closing Date;

(h) With respect to Purchaser Losses that are the subject of indemnification under Sections 11.2(a)(iv) or 11.2(b)(iv), the Claims Period shall begin on the Closing Date and continue until the third anniversary of the Closing Date;

(i) With respect to Seller Losses that are the subject of indemnification under Section 11.3(c), the Claims Period shall begin on the Closing Date and continue until the third anniversary of the Closing Date;

(j) With respect to Purchaser Losses that are the subject of indemnification under Sections 11.2(a)(i) or 11.2(b)(i) that arise out of or relate to any representation or warranty made by the Sellers in Sections 5.25 or 5.27, the Claims Period shall begin on the Closing Date and continue until the second anniversary of the Closing Date; and

(k) With respect to all other Purchaser Losses or Seller Losses that are the subject of indemnification hereunder, the Claims Period shall begin on the Closing Date and continue until the first anniversary of the Closing Date.

Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claim Period, an Indemnifying Party shall have been properly notified of a good faith claim for indemnity hereunder, and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive beyond the Claims Period and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 11.5. Liability Limits. Notwithstanding anything herein to the contrary, any recovery by an Indemnified Party pursuant to this Article XI shall be limited as follows:

(a) Stagecoach I and Stagecoach Energy shall not be obligated to indemnify the Purchaser Indemnitees for Losses arising under Sections 11.2(a)(i) or 11.2(a)(iv), unless and until the aggregate amount of such Losses exceeds $2,000,000, in which event Stagecoach I and Stagecoach Energy shall indemnify the Purchaser Indemnitees only for Losses in excess of such amount; provided, however, that the foregoing limitation shall not apply with respect to Losses that arise out of or relate to the representations or warranties made in Sections 3.1, 3.2, 3.3, 5.1, 5.2, 5.3, 5.10, 5.25 or 5.27.

(b) Stagecoach II shall not be obligated to indemnify the Purchaser Indemnitees for Losses arising under Sections 11.2(b)(i) or 11.2(b)(iv), unless and until the aggregate amount of such Losses exceeds $10,000, in which event Stagecoach II shall indemnify the Purchaser Indemnitees only for Losses in excess of such amount; provided, however, that the foregoing limitation shall not apply with respect to Losses that arise out of or relate to the representations or warranties made in Sections 4.1 or 4.2.

(c) The Purchasers shall not be obligated to indemnify the Seller Indemnitees for Seller Losses arising under Section 11.3(a), unless and until the aggregate amount of such Seller Losses exceeds $2,000,000, in which event the Purchasers shall indemnify the Seller Indemnitees only for Seller Losses in excess of such amount; provided, however, that the foregoing limitation shall not apply with respect to Losses that arise out of or relate to the representations or warranties in Sections 6.1, 6.2 or 6.5.

(d) The indemnity obligations of Stagecoach I and Stagecoach Energy pursuant to Section 11.2(a)(i) shall be limited in the aggregate to $25,500,000; provided, however, that the foregoing limitation shall not apply with respect to Losses that arise out of or relate to the representations or warranties in Sections 3.1, 3.2, 3.3, 5.1, 5.2, 5.3, 5.10, 5.25 or 5.27, which shall be limited as provided in Section 11.5(e).

(e) Except as set forth in Section 11.5(d), the indemnity obligations of Stagecoach I and Stagecoach Energy pursuant to Section 11.2(a) shall be limited in the aggregate to $125,000,000.

(f) The indemnity obligations of Stagecoach II pursuant to Section 11.2(b)(i) shall be limited in the aggregate to $2,500,000; provided, however, that the foregoing limitation shall not apply with respect to Losses that arise out of or relate to the representations or warranties in Sections 4.1 or 4.2, which shall be limited as provided in Section 11.5(g).

(g) Except as set forth in Section 11.5(f), the indemnity obligations of Stagecoach II pursuant to Section 11.2(b) shall be limited in the aggregate to $15,000,000.

(h) The indemnity obligations of the Purchasers pursuant to Section 11.3(a) shall be limited in the aggregate to $25,500,000; provided, however, that the foregoing limitation shall not apply with respect to Losses that arise out of or relate to the representations or warranties in Sections 6.1, 6.2 or 6.5.

Section 11.6. Third Party Claims. If any Action (including any Action set forth in Schedules 3.5 or 5.11) is asserted or instigated by a third party (each, a “Third Party Claim”) against any Person entitled to indemnification pursuant to Sections 11.2 or 11.3 (an “Indemnified Party”), and in respect of which such Indemnified Party intends to seek indemnity under this Article XI, such Indemnified Party shall promptly notify the party obligated to indemnify such Indemnified Party (the “Indemnifying Party”) of such Third Party Claim; provided, however, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that the Indemnifying Party shall permit the Indemnified Party and its counsel to participate in such settlement or defense, provided, however, that the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise such Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not except with the consent of all other Indemnifying Parties and the Indemnified Party, and the Indemnified Party shall not except with the consent of all of the Indemnifying Parties, (in each case such consent not to be unreasonably delayed, conditioned or withheld), enter into any settlement or compromise of any Action, or admit to any liability with respect to any Indemnifying or Indemnified Party, or consent to entry of any judgment that does not include as an unconditional term thereof the giving by the Person or Persons asserting such Third Party Claim of an unconditional release of all Indemnifying Parties and Indemnified Parties from all liability with respect to such Third Party Claim.

Section 11.7. Exclusive Remedy. With the exception of any claims based on fraud or willful misconduct, the Sellers and the Purchasers agree that the indemnification provisions contained in this Article XI shall, after the Closing, be the exclusive remedy for any breach of the covenants, agreements, representations and warranties set forth in this Agreement. IN NO EVENT WILL ANY PARTY BE LIABLE FOR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER A CLAIM IS ASSERTED BASED ON TORT OR CONTRACT THEORIES; provided, however, that in the case of Third Party Claims the damages and Loss to be covered by the indemnification provisions of this Agreement will be deemed to include all forms of relief, monetary and otherwise, asserted therein, without any of the foregoing exceptions. The Purchasers and the Sellers expressly waive any claims against each other and release each other from any liability they may have to each other pursuant to any Environmental Laws except for those provided for under this Agreement.

Section 11.8. Subrogation. Nothing in this Agreement may be construed to limit any subrogation rights, if any, that an Indemnifying Party may have at law or equity to the extent the Indemnifying Party has made payments to the Indemnified Party pursuant to this Article XI.

Section 11.9. Losses Net of Insurance. The amount of any Loss for which indemnification is provided under this Article XI will be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss.

Section 11.10. Indemnity Payments as Purchase Price Adjustments. To the greatest extent possible all indemnity payments under Article VIII and this Article XI will be treated as adjustments to the Purchase Price paid by the Purchasers hereunder.

ARTICLE XII.

TERMINATION AND ABANDONMENT

Section 12.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be terminated or abandoned at any time prior to the Closing:

(a) by mutual written consent of the Sellers, on the one hand, and of the Purchasers, on the other hand;

(b) by the Sellers or by the Purchasers if the Closing has not occurred on or prior to August 1, 2005 (the “Termination Date”); provided, that if the Closing has not occurred on or prior to the Termination Date as a result of the failure of the conditions set forth in Section 9.4 or 10.4 in connection with the HSR Act, the Termination Date will be extended to August 31, 2005; provided, further, that the right to terminate this Agreement under this Section 12.1(b) is not available to any party whose failure to fulfill any obligation under this Agreement or breach of a representation or warranty is the cause of the failure of the Closing to occur on or before such date; and

(c) by the Sellers or by the Purchasers, if any Law or regulation of any Governmental Authority having proper jurisdiction thereover is enacted that renders illegal or otherwise prohibits consummation of the transactions contemplated hereby or if any judgment, injunction, order or decree of any Governmental Authority having proper jurisdiction thereover that renders illegal or otherwise prohibits such transactions is entered and such judgment, injunction, order or decree becomes final and nonappealable (provided that the terminating party must have used commercially reasonable efforts to obtain a stay, lifting, waiver or rescission of any such judgment, injunction, order or decree).

Section 12.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1 by the Purchasers, on the one hand, or the Sellers, on the other hand, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and there shall be no liability hereunder on the part of the Purchasers or the Sellers, except that the provisions of Sections 7.17, 11.7, 13.1, 13.2, 13.4, 13.5 and 13.12 shall survive any termination of this Agreement. Nothing in this Section 12.2 shall relieve any party of liability for breach of this Agreement or entitle any party to claim any right to any special, consequential or punitive damages and each party hereby expressly waives any right that it may have to receive special, consequential or punitive damages.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1. Expenses. Except as expressly provided herein, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement including the fees and expenses of their respective counsel and financial advisers. The Purchasers shall be responsible for all stamp, documentary, recording, transfer and sales and use Taxes incurred in connection with this Agreement and the transactions contemplated hereby together with the fee associated with filing under the HSR Act shall be for the account of the Purchasers.

Section 13.2. Governing Law. This Agreement, and the legal relations between the parties hereto, shall be governed by and construed in accordance with the Laws of the State of New York (without regard to any applicable conflicts of law principles) applicable to agreements executed and to be performed solely within such State.

Section 13.3. Captions. The Article, Section, Exhibit and other captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 13.4. Public Announcements. At all times at or before the Closing, none of the Sellers, the Purchasers, the MLP or Highstar will issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons with whom the Companies or Stagecoach II have significant business relationships relating to this Agreement or the transactions contemplated hereby without the consent of the other, the MLP and Highstar, which consent shall not be unreasonably withheld, conditioned or delayed. The Sellers, the Purchasers, the MLP and Highstar will also obtain the other party’s, the MLP’s and Highstar’s prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement, which approval shall not be unreasonably withheld, conditioned or delayed. If any party is unable to obtain the approval of its public report, statement or release from the other parties and such report, statement or release is, in the opinion of legal counsel to such party, required by Law or the rules of any stock exchange in order to discharge such party’s disclosure obligations, then such party may make or issue the required report, statement or release and promptly furnish the other parties with a copy thereof.

Section 13.5. Notices. Any notice, request, consent or communication under this Agreement will be effective only if it is in writing and (i) personally delivered, (ii) sent by certified mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (iv) sent via facsimile transmission, with a copy simultaneously sent by one of the methods set forth in clauses (i) or (iii), addressed as follows:

If to a Purchaser or the MLP:

Attn: John J. Sherman

President and CEO

Inergy, L.P.

Two Brush Creek Blvd., Suite 200

Kansas City, Missouri 64112

Fax: (816) 471-3854

With a copy (which shall not constitute notice) to:

Attn: Laura L. Ozenberger

General Counsel

Inergy, L.P.

Two Brush Creek Blvd., Suite 200

Kansas City, Missouri 64112

Fax: (816) 471-3854

With a copy (which shall not constitute notice) to:

Attn: George E. Rider

Stinson Morrison Hecker LLP

1201 Walnut Street

Kansas City, Missouri 64106

Fax: (816) 691-3495

If to any Seller, eCORP, Tioga I or Tioga II:

eCORP, LLC

Attn: John F. Thrash

10000 Memorial, Suite 250

Houston, Texas 77024-3444

Fax: (713) 526-2363

With a copy (which shall not constitute notice) to:

eCORP Oklahoma

Attn: Jay C. Jimerson

2800 South Kelly Avenue, Suite E

Edmond, Oklahoma 73013-3730

Fax: (405) 715-0995

With a copy (which shall not constitute notice) to:

Dewey Ballantine LLP

Attn: Michael J. Aiello

1301 Avenue of the Americas

New York, New York 10019

Fax: (212) 259-6333

If to Highstar:

Attn: Michael Walsh

Principal

599 Lexington Avenue, 25th Floor

New York, New York 10022

Fax: (646) 735-0795

With a copy (which shall not constitute notice) to:

Bingham McCutchen LLP

Attn: Vincent M. Sacchetti

150 Federal Street

Boston, Massachusetts 02110

Fax: (617) 951-8736

or to such other Person as shall be designated in writing by any such party or Person; and such notice or communication shall be deemed to have been given as of the date so delivered in person or sent by facsimile, three (3) days after the date so mailed and the next Business Day after deposit with such overnight delivery service; provided, however, that all notices of any change of address shall be effective only upon actual receipt thereof.

Section 13.6. Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by the Sellers, on the one hand, or the Purchasers, on the other hand, without the prior written consent of the other party hereto, other than by operation of Law; provided, however, that no Purchaser may assign this Agreement to an Affiliate of such Purchaser without the prior written consent of the Sellers; provided that such transfer or assignment shall not relieve the Purchaser of any of its obligations under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 13.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one instrument.

Section 13.8. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 13.9. Amendments. This Agreement may not be changed, amended, waived, or modified orally, but only by an agreement in writing signed by the Purchasers and the Sellers.

Section 13.10. Severability. If any provision in this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby and the Purchasers and the Seller shall in good faith negotiate and use commercially reasonable efforts to agree upon another or other provisions that provide the economic effect and purpose envisaged by the invalid, illegal or unenforceable provision.

Section 13.11. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

Section 13.12. Submission to Jurisdiction; Waiver of Jury Trial. The Sellers, the eCORP Seller Guarantors, Highstar, the MLP and the Purchasers hereby submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court located within the geographic boundaries of the City of New York for purposes of legal proceedings that may arise hereunder or under any of the other documents entered into in connection herewith. The Sellers, the eCORP Seller Guarantors, Highstar, the MLP and the Purchasers irrevocably waive, to the fullest extent permitted by Law, any objection that it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE SELLERS, THE ECORP SELLER GUARANTORS, HIGHSTAR, THE MLP AND THE PURCHASERS HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER DOCUMENTS ENTERED INTO IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OF THE PURCHASERS OR THE SELLERS.

Section 13.13. Construction. The parties hereto hereby acknowledge and agree that they and their respective counsel have independently reviewed and have had an opportunity to make revisions to this Agreement and that the normal rule of construction, whereby ambiguities are to be resolved against the drafting party, shall be inapplicable to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the day and year first above written.

PURCHASERS:

INERGY ACQUISITION COMPANY, LLC

By:	/s/ John J. Sherman
Name: John J. Sherman
Title: President and CEO

INERGY STORAGE, INC.

By:	/s/ John J. Sherman
Name: John J. Sherman
Title: President and CEO

INERGY STAGECOACH II, LLC

By:	/s/ John J. Sherman
Name: John J. Sherman
Title: President and CEO

SELLERS:

STAGECOACH HOLDING, LLC

By:	/s/ John F. Thrash
Name: John F. Thrash
Title: Manager

STAGECOACH ENERGY, LLC

By:	/s/ John F. Thrash
Name: John F. Thrash
Title: Manager

STAGECOACH HOLDING II, LLC

By:	/s/ John F. Thrash
Name: John F. Thrash
Title: Manager

The undersigned is a party to this Agreement solely for the purposes of Sections 7.11 and 7.12 and Articles I and XIII:

INERGY, L.P.

By:	INERGY GP, LLC, its managing general partner

	By:	/s/ John J. Sherman
Name: John J. Sherman
Title: President and CEO

The undersigned are each parties to this Agreement solely for purposes of Sections 7.4 and 7.13 and Articles I and XIII:

TIOGA HOLDING, LLC

By:	/s/ John F. Thrash
Name: John F. Thrash
Title: Manager

TIOGA HOLDING II, LLC

By:	/s/ John F. Thrash
Name: John F. Thrash
Title: Manager

eCORP, LLC

By:	/s/ John F. Thrash
Name: John F. Thrash
Title: Manager

The undersigned is a party to this Agreement solely for purposes of Sections 7.4, 7.13(a) and 7.17 and Articles I and XIII:

AIG HIGHSTAR CAPITAL, L.P.

By:	AIG GLOBAL ASSET MANAGEMENT HOLDINGS CORP., its general partner

	By:	/s/ Michael Walsh
Name: Michael Walsh
Title: Principal